Exhibit 10.3

EXECUTION VERSION

NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of August 4, 2008

by and among

PROGRESSIVE GAMING INTERNATIONAL CORPORATION,

as Issuer

THE SUBSIDIARIES OF ISSUER PARTY HERETO

THE PURCHASERS FROM TIME TO TIME PARTY HERETO

and

INTERNATIONAL GAME TECHNOLOGY,

as Agent

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits:

A	-	Form of Notes
B	-	Form of Warrants
C	-	Form of Subordination Agreement
D	-	Form of Compliance Certificate
E	-	Form of Asset Purchase and License Agreement

NOTE AND WARRANT PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement, dated as of August 4, 2008, is made by and among PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Issuer”), each subsidiary of the Issuer listed as a “Guarantor” on the signature pages hereto (together with each other Person which guarantees, pursuant to Section 6.01(b) of this Agreement or otherwise, all or any part of the Obligations, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the Purchasers from time to time party hereto (each a “Purchaser” and collectively, the “Purchasers”), and INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation, as Agent for the Purchasers (in such capacity, together with any successor Agent, the “Agent”).

WHEREAS, the Issuer has authorized Senior Secured Convertible Notes of the Issuer which will be convertible into shares of the Issuer’s common stock, par value $0.10 per share (the “Common Stock”), at an initial conversion price of $0.89 in accordance with the terms and conditions set forth in such notes;

WHEREAS, the Purchasers wish to purchase such Senior Secured Convertible Notes in the aggregate principal amount of $15,000,000, which principal amount, plus accrued and unpaid interest thereon, may be converted at any time after issuance by the holder thereof into shares of Common Stock as set forth in such notes;

WHEREAS, as a condition to the purchase of such Senior Secured Convertible Notes, the Issuer shall issue to the Purchasers (a) warrants to purchase 550,000 shares of Common Stock at an exercise price of $1.05 per share, on the terms and conditions set forth in such warrants, (b) warrants to purchase 891,892 shares of Common Stock at an exercise price of $0.89 per share, on the terms and conditions set forth in such warrants, and (c) if the average trading price of the Common Stock does not meet specified thresholds on November 15, 2008, the Issuer shall issue additional warrants to purchase shares of Common Stock as provided for herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 11.12.

“Additional Warrant” has the meaning specified therefor in Section 6.01(z).

“Adjusted Consolidated EBITDA” means, for any Measurement Period, Consolidated Net Income of Issuer and its Subsidiaries for that period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (but without duplication): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Closing Date under this Agreement and the Senior Credit Agreement, in each case of or by the Issuer and its Subsidiaries for such Measurement Period, and (vi) non-cash employee and supplier/contractor compensation (including non-cash stock compensation expense recorded pursuant to FASB 123R), and, minus (b) the following to the extent not deducted in calculating such Consolidated Net Income (but without duplication): (i) Federal, state, local and foreign income tax credits, in each case of or received by the Issuer and its Subsidiaries for such Measurement Period, (ii) all non-cash items increasing Consolidated Net Income, in each case of or by the Issuer and its Subsidiaries for such Measurement Period, and (iii) royalties, licensing fees and other payments made for the use of intellectual property paid by the Issuer and its Subsidiaries during the Measurement Period, to the extent capitalized.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 15% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Agent or any Purchaser be considered an “Affiliate” of any Issuer Party or any of their respective Affiliates.

“After Acquired Property” means any fee interest in real property acquired by the Issuer or any of its Subsidiaries after the Effective Date with a Current Value in excess of $100,000.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which the Issuer shall make certain payments to Agent for the benefit of the Purchasers under this Agreement and the other Purchase Documents.

“Agreement” means this Note and Warrant Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Announcing Form 8-K” has the meaning specified therefor in Section 6.01(u).

“Articles of Incorporation” has the meaning specified therefor in Section 5.01(ii).

“Asset Acquisition” means any purchase or other acquisition by the Issuer or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any other Person.

“Asset Purchase and License Agreement” means that certain Asset Purchase and License Agreement dated as of the Closing Date between the Issuer and IGT Sub.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, or executive vice president of such Person.

“Availability” shall have the meaning given to such term under the Senior Credit Agreement as in effect on the Effective Date.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Blocked Account” has the meaning specified therefor in Section 7.01(a).

“Blocked Account Agreement” has the meaning specified therefor in Section 7.01(a).

“Blocked Account Bank” has the meaning specified therefor in Section 7.01(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the Board of Directors of the Issuer.

“Board Representative” has the meaning specified therefor in Section 6.01(w).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Nevada or the State of New York.

“Bylaws” has the meaning specified therefor in Section 5.01(ii).

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, but excluding royalties and licensing fees paid by such Person and its Subsidiaries.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, member’s or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP or in the case of a “synthetic lease” determined as if such obligation were required to be capitalized in accordance with GAAP.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” has the meaning specified therefor in Section 3.05(a).

“Change of Control” means each occurrence of any of the following:

(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Capital Stock of the Issuer;

(ii) the Issuer ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of Issuer’s Subsidiaries, unless otherwise permitted hereunder;

(iii) at any time that the majority of the members of the board of directors of the Issuer do not constitute Continuing Directors; or

(iv) (A) the Issuer consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (B) any entity consolidates with or merges into the Issuer, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Issuer is reclassified or changed into or exchanged for cash, securities or other property.

“Closing” means the transactions to be effected on the Closing Date (if it occurs).

“Closing Date” means the date that the initial Notes are issued to the Purchasers hereunder.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Common Stock” has the meaning specified therefor in the recitals hereto.

“Common Stock and Warrant Purchase Agreement” means the Common Stock and Warrant Purchase Agreement between the Issuer and the Senior Lenders in the form of an exhibit to the Senior Credit Agreement.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of cash paid or payable for (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with (i) borrowed money (including capitalized interest) and (ii) in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Issuer and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for that period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses, (b) any income (or loss) of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in the net income of any such Person shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Issuer), (c) restructuring charges, and (d) interest that is paid-in-kind.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Issuer and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Issuer and its Subsidiaries on that date minus the Intangible Assets of the Issuer and its Subsidiaries on that date.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the board of directors of the Issuer who was a director (or comparable manager) of the Issuer on the Effective Date, and (b) any individual who becomes a member of the board of the directors of the Issuer after the Effective Date if such individual was appointed or nominated for election to the board of the directors of the Issuer by a majority of the Continuing Directors then in office, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Issuer and whose initial assumption of office resulted from such contest or the settlement thereof.

“Conversion Shares” means the shares of Common Stock into which the Notes are convertible.

“Current Value” has the meaning specified therefor in Section 6.01(n).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Issuer to the Agent contemporaneously with the execution and delivery of this Agreement, which schedules must be in form and substance satisfactory to the Agent, and which schedules shall be updated pursuant to Section 6.01(aa) on or before the Closing Date. All references in this Agreement to schedules (other than Schedule 1.01) are references to schedules included in the Disclosure Schedules.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For the avoidance of doubt, the sale and/or licensing of the assets described in the Asset Purchase and License Agreement shall constitute a “Disposition” and the sale or issuance of Capital Stock of the Issuer or its Subsidiaries shall not constitute a “Disposition.”

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.

“Effective Date” means the date of the effectiveness of all conditions set forth in Section 4.01.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Issuer Party, any Subsidiary of any Issuer Party, or any of their respective ERISA Affiliates.

“EndX” means EndX Inc. (USA), a Nevada corporation.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Issuer Party or any of its Affiliates or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Issuer Party or any of its Affiliates or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Issuer Party or any of its Affiliates with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Issuer Party or any of its Affiliates or (ii) any property which received Hazardous Materials generated by any Issuer Party or any of its Affiliates.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Foreign Subsidiary” has the meaning set forth in Section 4.02(d)(xxi).

“Financial Statements” means (i) the audited consolidated balance sheet of the Issuer and its Subsidiaries for the Fiscal Year ended December 31, 2007, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Issuer and its Subsidiaries for the fiscal quarter ending March 31, 2008, and the related consolidated statement of operations, shareholders’ equity and cash flows for such fiscal quarter then ended.

“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries ending on December 31st of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the Effective Date and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the Effective Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.03 hereof, Agent and the Issuer shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Purchasers and the Issuer after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Gaming Authorities” means the United States federal government, any foreign government, tribal government or any state, county, municipality or other political subdivision or any agency or other Governmental Authority thereof that now or hereafter has jurisdiction over all or any portion of the gaming activities of the Issuer Parties or any of their Affiliates, including, without limitation, the Nevada Gaming Authorities and the Mississippi Gaming Authorities.

“Gaming Laws” means any law, statute, ordinance, code, regulation, constitutional provision, rule, order, directive or other enforcement requirement now or hereafter in existence of any Gaming Authority.

“Gaming License” means any finding of suitability, registration, license, franchise qualification or other approval or authorization required of the Issuer, the Guarantors or any of their Affiliates on the date hereof or hereafter required to own, lease, operate or otherwise conduct the gaming business of the Issuer Parties or any of their Affiliates, including all licenses granted under any Gaming Laws.

“Gaming Subsidiary” shall mean each of PGIC NV, a Nevada corporation and MGC, Inc., a Nevada corporation.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 10.01.

“Guarantor” and “Guarantors” have the meanings specified therefor in the preamble to this Agreement.

“Guarantor Security Agreement” means the Security Agreement to be dated as of the Closing Date, and made by Guarantors in favor of Agent for the benefit of itself and the Purchasers, securing the Guaranteed Obligations and delivered to Agent on the Closing Date, together with any amendments, supplements, restatements or modifications thereto.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article X hereof, and (ii) each other guaranty made by any other Guarantor in favor of Agent for the benefit of itself and the Purchasers pursuant to the requirements of Section 6.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to Agent or any Purchaser, the maximum interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Agent or such Purchaser which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“IGT” means, International Game Technology, a Nevada corporation, its successors and permitted assigns, in its individual capacity and not as the Agent.

“IGT Sub” means IGT, a Nevada corporation and Subsidiary of IGT.

“Inactive Subsidiary” means each of Mikohn Holdings and EndX.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 150 days after the date such payable was created, or, if outstanding for more than 150 days after the date such payable was created, not more than $100,000 in the aggregate); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Indenture” means the Indenture, dated as of August 22, 2001, among Issuer, the Subsidiaries of Issuer signatory thereto, and the Indenture Trustee.

“Indenture Documents” means the Indenture, the Senior Secured Notes, and the other agreements and documents executed or delivered in connection therewith, as amended or modified in accordance with the terms hereof and thereof.

“Indenture Trustee” means U.S. Bank N.A. (f/k/a Firstar Bank, N.A.), as trustee.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Rate” means the interest rate for the Notes as described in the Notes.

“Inventory” means all of each of the Issuer Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Irrevocable Transfer Agent Instructions” has the meaning specified therefor in Section 6.01(v).

“Issuer” has the meaning specified therefor in the preamble hereto.

“Issuer Party” means the Issuer or any Guarantor.

“Issuer Security Agreement” means the Security Agreement dated as of the Closing Date, made by Issuer in favor of Agent for the benefit of itself and the Purchasers, securing the Obligations and delivered to Agent on the Closing Date, together with any amendments, supplements, restatements or modifications thereto.

“Lease” means any lease of real property to which any Issuer Party or any of its Subsidiaries is a party as lessor or lessee.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means, at any date of determination, Availability plus Qualified Cash.

“Lockbox Agreement” has the meaning specified therefor in Section 7.01(a).

“Lockbox Processor” has the meaning specified therefor in Section 7.01(a).

“Material Adverse Effect” means any change or event that has had or could reasonably be expected to have a material adverse effect on (i) the operations, business, assets, properties, or financial condition of (A) any Issuer Party (other than the Inactive Subsidiaries), (B) any Subsidiary of any Issuer Party that holds a Gaming License or otherwise has assets, revenues, operations or businesses that are material to any Issuer Party, (C) the Issuer Parties taken as a whole or (D) the Issuer Parties and their Subsidiaries taken as a whole, (ii) the ability of any Issuer Party to perform any of its obligations under any Purchase Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Purchase Document, or (iv) the rights and remedies of Agent or any Purchaser under any Purchase Document.

“Material Contract” means, with respect to the Issuer Parties or any of its Subsidiaries, each contract or agreement filed with the SEC as an exhibit to the Issuer’s periodic reports under the Exchange Act or required to be so filed pursuant to the rules and regulations promulgated under the Exchange Act or the Securities Act or that is otherwise material to operations or business of the Issuer or any of its Subsidiaries.

“Material Transaction” has the meaning specified therefor in Section 6.01(y).

“Maturity Date” means the earliest of (i) August 15, 2014, and (ii) the date on which all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 8.01.

“Measurement Period” means (a) as of September 30, 2008, the three month period then ended, (b) as of December 31, 2008, the six month period then ended, (C) as of March 31, 2009, the nine month period then ended, and (d) as of June 30, 2009 and that last day of each subsequent fiscal quarter, the most recently completed four fiscal quarters of the Issuer.

“Mikohn Holdings” means Mikohn Holdings, Inc., a Nevada corporation.

“Mississippi Gaming Authorities” means the Mississippi Gaming Commission and other applicable state, county, city and municipal authorities within the State of Mississippi possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Mississippi (or any such county, city or municipality therein).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Agent, made by an Issuer Party in favor of Agent for the benefit of itself and the Purchasers, securing the Obligations and delivered to Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Nasdaq” means the Nasdaq Global Market, the principal exchange on which the Common Stock is listed on the date hereof.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements), and (E) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Disposition; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds, and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (B) transfer taxes paid by such Person or such Subsidiary in connection therewith, (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (D) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such issuance or incurrence; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Nevada Gaming Authorities” means the NGC, the NGCB and applicable county, city and municipal authorities within the State of Nevada possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Nevada (or any such county, city or municipality therein).

“New Subsidiary” has the meaning specified therefor in Section 6.01(b).

“NGC” means the Nevada Gaming Commission.

“NGCB” means the State Gaming Control Board in Nevada.

“Note Account” means an account maintained hereunder by Agent on its books of account at the Payment Office, and with respect to the Issuer, in which the Issuer may be charged with Obligations incurred by the Issuer.

“Notes” means the Senior Secured Convertible Notes issued pursuant to this Agreement that are convertible into shares of Common Stock at an initial conversion price of $0.89, which are in the form of Exhibit A hereto.

“Notice” has the meaning specified therefor in Section 6.01(y).

“Noticed Transaction” has the meaning specified in Section 6.01(y).

“Obligations” means all present and future indebtedness, obligations (other than the obligations of the Issuer to deliver Conversion Shares upon conversion of any Note but not any monetary amount due under any Note), and liabilities of each Issuer Party to Agent and the Purchasers, or any of them, under the Purchase Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding described in subsections (f) and (g) of Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Issuer Party under the Purchase Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Purchase Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Agent or any Purchaser (in its sole discretion) may elect to pay or advance on behalf of such Person. For purposes of this definition, the term “Purchase Documents” shall exclude the Warrants, the Conversion Shares and the Warrant Shares.

“Patriot Act” has the meaning specified therefor in Section 11.21.

“Payment Office” means Agent’s office located at 9295 Prototype Drive, Reno, Nevada 89521 or at such other office or offices of Agent as may be designated in writing from time to time by Agent to the Issuer.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, including, without limitation, any default under any anti-dilution provision set forth in the Purchase Documents;

(ii) the assets being acquired, or the Person whose Capital Stock is being acquired, (A) are useful in or engaged in, as applicable, the business of the Issuer and its Subsidiaries or a business reasonably related thereto, and (B) shall be located or organized, as applicable, within the United States or Canada;

(iii) the consideration payable in connection with the proposed Acquisition shall be payable with the Capital Stock (other than Prohibited Preferred Stock) of the Issuer or proceeds of the contemporaneous sale or issuance of the Capital Stock (other than Prohibited Preferred Stock) of the Issuer, and the total consideration payable in connection with all Permitted Acquisitions (including the proposed Acquisition) does not exceed $10,000,000;

(iv) the Issuer has provided the Agent with written confirmation, supported by reasonably detailed calculations, in each case which are in form and substance reasonably satisfactory to the Agent, that (A) on a pro forma basis, created by adding the historical combined financial statements of the Issuer (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Issuer and the Agent), the Issuer Parties and their Subsidiaries would have been in compliance with the financial covenants in Section 6.03 for the 12 months ending as of the fiscal quarter of the Issuer ended immediately prior to the proposed date of consummation of such proposed Acquisition and (B) the Issuer Parties’ Qualified Cash immediately following the consummation of the proposed Acquisition shall not be less than the Issuer Parties’ Qualified Cash immediately prior to the consummation of the proposed Acquisition;

(v) in the case of an Asset Acquisition, the subject assets are being acquired by the Issuer or a Domestic Subsidiary of the Issuer, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by the Agent in order to include the newly acquired assets within the Collateral;

(vi) in the case of a Stock Acquisition, (1) the subject Capital Stock is being acquired in such Acquisition directly by the Issuer or a Domestic Subsidiary of the Issuer, (2) the relevant Issuer Party shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired and shall have delivered to the Agent (or the Senior Credit Facility Agent while the Senior Credit Facility is in effect) possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such acquired Person and its

Subsidiaries, together with stock powers with respect thereto endorsed in blank; provided that if such Person is a CFC, the relevant Issuer Party shall have delivered to the Agent (or the Senior Credit Facility Agent while the Senior Credit Facility is in effect) possession of the original stock certificates respecting all (or, 65% of the outstanding voting Capital Stock of such Person if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Person reasonably could be expected to result in material adverse tax consequences to any Issuer Party) of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and (3) the relevant Issuer Party shall have caused such acquired Person and each of its Subsidiaries to execute and deliver a joinder to either this Agreement or a Guaranty as a Guarantor in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by the Agent in order to cause such acquired Person and each of its Subsidiaries to be obligated with respect to the Obligations (or the Secured Obligations under, and as defined in, the Guarantor Security Agreement) and to include the assets of the acquired Person and its Subsidiaries within the Collateral; provided that none of the foregoing documents shall be required to be provided to the Agent if such Person is a CFC and providing such documents reasonably could be expected to result in material adverse tax consequences to any Issuer Party;

(vii) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 6.02(a) or 6.02(b), respectively;

(viii) such Acquisition shall be consensual and shall have been approved by the board of directors (or such other managing body) of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Issuer or any of its Subsidiaries; and

(ix) the Issuer shall have delivered (A) projections for the Person whose Capital Stock or assets are proposed to be acquired, (B) updated pro forma Projections for the Issuer and its Subsidiaries evidencing compliance on a pro forma basis with Section 6.03 for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to the Agent and (C) updated disclosure schedules to this Agreement and to each of the other Purchase Documents solely with respect to such Acquisition (to the extent not prohibited by the terms hereof and thereof), as applicable; provided, that (x) in no event may any disclosure schedule be updated in a manner that would reflect or evidence a Default or Event of Default and (y) any determination of Adjusted Consolidated EBITDA of the Issuer and its Subsidiaries for such 12 calendar month period shall include only such post-acquisition cost saving adjustments which are mutually agreed upon by the Issuer and the Agent.

“Permitted Dispositions” means:

(i) sales or other dispositions of Inventory to buyers in the ordinary course of business;

(ii) sales or other dispositions of obsolete, excess or worn-out equipment in the ordinary course of business; provided that the Net Cash Proceeds of such Dispositions shall not exceed $100,000 in the aggregate in any twelve-month period;

(iii) sales or other dispositions of other property or assets (other than Capital Stock of the Issuer or its Subsidiaries) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions shall not exceed $500,000 in the aggregate in any twelve-month period;

(iv) the use or transfer of money or Cash Equivalents by the Issuer and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Purchase Documents;

(v) the licensing by the Issuer and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business for a license fee or other consideration that is not less than fair market value;

(vi) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Issuer Parties or their Subsidiaries;

(vii) the sale or other disposition of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business and in a manner not inconsistent with the provisions of this Agreement (excluding any securitization or factoring or similar transactions);

(viii) the sale or other disposition of assets (other than Capital Stock of the Issuer or its Subsidiaries) from any Subsidiary of the Issuer to the Issuer or a Guarantor;

(ix) the sale or other disposition of assets (other than Capital Stock of the Issuer or its Subsidiaries) from any Subsidiary of the Issuer that is not an Issuer Party to the Issuer or any of its Subsidiaries;

(x) the settlement, release or surrender of tort or other litigation claims held by the Issuer or its Subsidiaries in good faith and in the ordinary course of business; provided that the amount of such claims that are settled, released, or surrendered for cash shall not exceed $500,000 per occurrence or $1,000,000 in the aggregate, in any twelve-month period (excluding any claims settled pursuant to the Asset Purchase and License Agreement referred to in clause (xi) below); or

(xi) the sale and/or licensing to IGT Sub of the rights described in the Asset Purchase and License Agreement, including the “Assigned Intellectual Property” (as defined therein).

“Permitted Indebtedness” means:

(i) any Indebtedness owing to Agent or any Purchaser under this Agreement and the other Purchase Documents;

(ii) Indebtedness listed on Schedule 6.02(b), the Senior Credit Facility and any Permitted Refinancing thereof (other than the Senior Secured Notes);

(iii) Indebtedness evidenced by Capitalized Lease Obligations made by the Issuer Parties or their Subsidiaries in accordance with the provisions of Section 6.02(f), provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time;

(iv) purchase money Indebtedness incurred to enable an Issuer Party or any of its Subsidiaries to acquire equipment in the ordinary course of its business, provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time;

(v) Indebtedness permitted under Section 6.02(e);

(vi) Indebtedness of the Issuer or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(vii) Indebtedness owed by one Issuer Party to another Issuer Party so long as the making of the investment by the Issuer Party that is acting as the lender is permitted hereunder;

(viii) Subordinated Debt;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument and consisting of obligations in respect of cash management services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts arising in the ordinary course of business; provided that any such Indebtedness is extinguished within 5 Business Days of its incurrence; and

(x) Indebtedness in respect of letters of credit obtained by any Issuer Parties or their Subsidiaries in the ordinary course of business in connection with any lease to which such Issuer Party or its Subsidiaries is a party; provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(i) Liens securing the Obligations;

(ii) Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 6.01(c);

(iii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iv) Liens described on Schedule 6.02(a), but not the extension of coverage thereof to other property or assets;

(v) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property or assets of any Issuer Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the fair market value or the cost of the property so held or acquired;

(vi) deposits and pledges of cash securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(vii) easements, rights of way, municipal and zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Issuer Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(viii) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Issuer or any of its Subsidiaries;

(ix) precautionary financing statement filings regarding operating leases;

(x) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(xi) statutory and common law landlords’ liens under leases to which the Issuer or any of its Subsidiaries is a party;

(xii) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;

(xiii) Liens securing Indebtedness permitted under clause (viii) or (x) of the definition of “Permitted Indebtedness”;

(xiv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, and liens in favor of depository banks or securities intermediaries to secure customary fees and expenses;

(xv) interests of lessors under operating leases or interests or title of a licensor in the property subject to a license that is expressly permitted by this Agreement;

(xvi) licenses by Issuer or any of its Subsidiaries of patents, trademarks, copyrights, or other intellectual property rights in connection with a Disposition expressly permitted by clause (v) or clause (vi) of the definition of “Permitted Dispositions”; and

(xvii) Liens securing the Senior Credit Facility in compliance with the Subordination Agreement.

“Permitted Refinancing” means any extension, refinancing, or modification of any Indebtedness; provided that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Issuer Parties and their Subsidiaries and the Purchasers than the terms of the Indebtedness being extended, refinanced or modified, (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification, (iii) such extension, refinancing or modification does not result in an increase in the interest rate with respect to the Indebtedness so extended, refinanced, or modified, (iv) such extension, refinancing or modification does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, or modified, (v) if the Indebtedness that is extended, refinanced, or modified was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, or modification must include subordination terms and conditions that are at least as favorable to Agent and the Purchasers as those that were applicable to the extended, refinanced, or modified Indebtedness, (vi) the covenants and events of default of the Indebtedness that is extended, refinanced or modified are not less favorable to the Issuer Parties or any of their Subsidiaries, Agent or the Purchasers than the terms and conditions of the Indebtedness being extended, refinanced, or modified, (vii) the Indebtedness that is extended, refinanced, or modified is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, or modified, and (viii) in the case of the Senior Credit Facility, in compliance with the Subordination Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement and the Notes plus 5.00%, or, if a rate of interest is not otherwise in effect, interest at the rate specified herein and the Notes prior to the Event of Default plus 5.00%.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Market” has the meaning specified therefor in Section 6.01(t).

“Pro Rata Share” means, with respect to any Purchaser, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Purchaser’s Notes, by (ii) the aggregate unpaid principal amount of all Notes.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or, on or before the date that is less than 6 months after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“property” or “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Documents” means this Agreement, the Subordination Agreement, any Guaranty, the Issuer Security Agreement, the Guarantor Security Agreement, any Mortgage, the Warrants, the Registration Rights Agreement, the Blocked Account Agreements, the certificates representing the Warrant Shares, the certificates representing the Conversion Shares, the control agreements with respect to the Issuer Parties’ deposit and investment accounts, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Notes or any other Obligation.

“Purchaser” and “Purchasers” have the meanings specified therefor in the preamble hereto.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Issuer and its Subsidiaries, provided that at least 67% of the aggregate amount of such unrestricted Cash and Cash Equivalents shall be on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof and subject to a control agreement in favor of Agent and upon which Agent has a perfected first priority Lien.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Closing Date between the Purchasers and the Issuer.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means a fund, money market account, investment account or other account managed by a Purchaser or an Affiliate of such Purchaser or its investment manager.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Purchasers” means (i) prior to the issuance of the Notes, IGT, and (ii) thereafter, the Purchasers holding a majority of the principal amount of the Notes.

“Required Library” means, as of any date of determination, the set or collection of copyrights in the source code (excluding manuals or other similar documentation) for the software owned or exclusively licensed by any Issuer Party which software generated not less than 90% of the aggregate amount of current revenues attributable to software owned or exclusively licensed by any Issuer Party during the 12 month period immediately preceding the date of determination. For purposes of copyright registration such Required Library shall include all a.x releases of the software programs that comprise the Required Library.

“Rule 144” has the meaning specified therefor in Section 11.23(h).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“SEC Documents” has the meaning specified therefor in Section 5.01(mm).

“Securities” means the Notes, the Conversion Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Senior Credit Agreement” means that certain Credit Agreement dated as of the date hereof between and among the Issuer, certain of its Subsidiaries, the Senior Lenders, and the Senior Credit Facility Agent, as in effect on the Effective Date, and including only those amendments, modifications and supplements thereto that are in compliance with the Subordination Agreement.

“Senior Credit Facility” means the revolving credit and term loan facilities extended to the Issuer by the Senior Lenders as evidenced by the Senior Credit Agreement.

“Senior Credit Facility Agent” means Private Equity Management Group Financial Corporation, a California corporation, or its successors or assigns.

“Senior Lender Equity” means (i) an aggregate of 1,000,000 shares of Common Stock to be issued to the Senior Lenders on the Closing Date, (ii) warrants to purchase an aggregate of 1,000,000 shares of Common Stock at an exercise price of $1.05 issued to the Senior Lenders on the Closing Date, and (iii) any additional shares of Common Stock that may be issued simultaneously with the Additional Warrants, in an aggregate amount not to exceed 900,000 shares of Common Stock, in each of the foregoing, pursuant to and in accordance with the terms of the Common Stock and Warrant Purchase Agreement (as such share amounts and exercise price may be adjusted for stock splits, stock dividends, stock combinations and similar transactions as provided for therein).

“Senior Lenders” means the lenders from time to time party to the Senior Credit Agreement.

“Senior Loan Documents” means the Senior Credit Agreement, the Subordination Agreement, any guaranty, security agreement or mortgage executed by the Issuer or any of its Subsidiaries in connection with the Senior Credit Agreement, the registration rights agreement executed in connection with the Senior Credit Agreement, the Common Stock and Warrant Purchase Agreement, the fee letter executed by the Issuer in favor of the Senior Lenders on the Effective Date, the source code escrow agreement, the blocked account agreements, the control agreements and any other agreement, instrument and other document executed and delivered pursuant to the Senior Credit Agreement or otherwise evidencing or securing the Senior Credit Facility or compensating the Senior Agent or any Senior Lender in any way.

“Senior Secured Notes” means the 11.875% Senior Secured Notes due 2008 issued by the Issuer pursuant to the Indenture.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Issuer and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (iii) such Person reasonably expects to be able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature taking into account the timing and amounts of cash to be received by it or any of its Subsidiaries (considering all financing alternatives and potential asset sales reasonably available to such Person) and the timing and amounts of cash to be payable on in respect of its debts and liabilities, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Source Code Escrow Agreement” has the meaning specified therefor in the Issuer Security Agreement and the Guarantor Security Agreement.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by the Issuer or any of its wholly-owned Subsidiaries of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

“Subordinated Debt” means Indebtedness of the Issuer that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Agent and the Required Purchasers and which has been expressly subordinated in right of payment to all Indebtedness of the Issuer under the Purchase Documents by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to Agent and the Required Purchasers.

“Subordination Agreement” means the Subordination and Intercreditor Agreement, dated as of the Closing Date, between Agent, the Purchasers, the Senior Credit Facility Agent and the Senior Lenders, and acknowledged by the Issuer, as the same may be amended, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such

Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Termination Date” means the earlier of (a) August 16, 2008 (unless the Closing Date has occurred prior to such date), and (b) the date that the Agent has delivered written notice to the Issuer stating that a Termination Date has occurred (such termination to be in the Agent’s sole and absolute discretion).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to Agent, delivered to Agent.

“Total Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Adjusted Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures for the maintenance, repair, restoration or refurbishment of Issuer’s or its Subsidiaries’ properties, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash to (b) the sum of (i) Consolidated Interest Charges, and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Permitted Indebtedness otherwise expressly permitted under this Agreement, in each case, of or by Issuer and its Subsidiaries for the relevant Measurement Period.

“WARN” has the meaning specified therefor in Section 5.01(w).

“Warrants” means (i) the warrant dated as of the Closing Date, evidencing the right of IGT to purchase 550,000 shares of Common Stock at an exercise price of $1.05 per share, (ii) the warrant dated as of the Closing Date, evidencing the right of IGT to purchase 891,892 shares of Common Stock at an exercise price per share of $0.89, and (iii) the Additional Warrants, in each case in the form attached as Exhibit B hereto and with the same terms as provided in any warrants included in the Senior Lender Equity (other than the number of shares of Common Stock and the initial exercise price).

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (“Bloomberg”) through its “Volume at Price” functions (ignoring any trade by the Issuer or any of its Affiliates or trades of more than 200,000 shares of such security pursuant to an individual transaction (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions involving such security after the date hereof)), or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the Pink OTC Markets, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date will be the fair market value as mutually determined by the Issuer and the Required Purchasers. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by Agent include estimates honestly made by Agent (in the case of quantitative determinations) and beliefs honestly held by Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in Las Vegas, Nevada on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Agent or any Purchaser, such period shall in any event consist of at least one full day.

ARTICLE II

THE NOTES AND WARRANTS

Section 2.01 Purchase of Notes and Warrants. Subject to the terms and conditions and relying upon the representations, warranties and covenants herein set forth, on the Closing Date the Issuer shall issue and sell to each Purchaser and each Purchaser severally agrees to purchase from the Issuer, the Notes in the principal amount set forth opposite such Purchaser’s name on Schedule 1.01, along with the related Warrants to acquire the number of Warrant Shares set forth opposite such Purchaser’s name on Schedule 1.01. The aggregate purchase price of the Notes and the related Warrants at the Closing will be equal to $15,000,000, to be paid by the Purchasers at the Closing as set forth on Schedule 1.01. On the Closing Date, each such Purchaser shall pay to the Issuer its purchase price for its Notes and related Warrants as set forth on Schedule 1.01 by wire transfer of immediately available funds in accordance with the Indenture Trustee’s written wire instructions. The Purchasers and the Issuer agree that the Notes and the related Warrants set forth on Schedule 1.01 constitute an “investment unit” for purposes of Section 1273(c)(2) of the IRC. Within 45 days after the Closing Date, the Purchasers and the Issuer shall agree upon on allocation of the issue price of such investment unit between the Notes and Warrants in accordance with Section 1273(c)(2) of the IRC and Treasury Regulation Section 1.1273-2(h), and such parties will not take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

Section 2.02 Repayment of the Notes; Evidence of Debt.

(a) The outstanding principal amount of all Notes shall be due and payable on the Maturity Date.

(b) Each Purchaser shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Issuer to such Purchaser outstanding under the Notes issued to such Purchaser, including the amounts of principal and interest payable and paid to such Purchaser from time to time hereunder and thereunder.

(c) Agent may maintain accounts in which it may record (i) the principal amount of the Notes issued hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Issuer to each Purchaser hereunder and (iii) the amount of any sum received by Agent hereunder for the account of the Purchasers and each Purchaser’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section 2.02 shall be conclusive evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Purchaser or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Issuer to repay the Indebtedness outstanding in respect of the Notes in accordance with the terms of this Agreement.

Section 2.03 Interest.

(a) Base Interest. Each Note shall bear interest on the principal amount thereof from time to time outstanding, from the Closing Date until the date on which such principal amount is converted, redeemed or otherwise repaid in accordance with the terms of Notes and herewith, at a rate per annum as set forth in the Notes.

(b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Notes fees, indemnities or any other Obligations of the Issuer Parties under this Agreement and the other Purchase Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c) Interest Payment in respect of the Notes. Interest shall be payable in accordance with the terms of each Note. The Issuer hereby authorizes Agent to, and Agent may, from time to time, charge the Note Account pursuant to Section 3.02 with the amount of any interest payment due hereunder.

(d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Audit and Collateral Monitoring Fees. The Issuer acknowledges that pursuant to Section 6.01(f), representatives of Agent may visit any Issuer Party or any of its

Subsidiaries or conduct audits, inspections or field examinations of any Issuer Party or any of its Subsidiaries and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Issuer Parties or any of their Subsidiaries at any time and from time to time. So long as no Default or Event of Default shall have occurred and be continuing, such audits, inspections and examinations will be at reasonable times and in reasonable intervals, in a manner so as to not unduly disrupt the business of such Issuer Party or their applicable Subsidiaries, and if an Event of Default shall have occurred and be continuing, such access shall not be limited. The Issuer agrees to pay (i) all actual out-of-pocket costs and expenses (including, without limitation, traveling expenses) incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the reasonable cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of Agent.

Section 3.02 Payments; Computations and Statements.

(a) The Issuer will make each payment under this Agreement and the Notes not later than 9:00 a.m. on the day when due, in lawful money of the United States of America and in immediately available funds. All payments received after 9:00 a.m. on any Business Day will be credited on the next succeeding Business Day. All payments shall be made by the Issuer without set-off, counterclaim, deduction or other defense to Agent and the Purchasers. After receipt, Agent will promptly thereafter cause to be distributed like funds relating to the payment of any Obligations ratably to the Purchasers in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to such Purchaser and received by Agent, in each case to be applied in accordance with the terms of this Agreement. The Purchasers and the Issuer hereby authorize Agent to, and Agent may, from time to time, charge the Note Account with any amount due and payable by the Issuer under any Purchase Document. Each of the Purchasers and the Issuer agrees that Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Note Account shall be deemed an Obligation hereunder and shall be payable on demand. The Purchasers and the Issuer confirm that any charges which Agent may so make to the Note Account as herein provided will be made as an accommodation to the Issuer and solely at Agent’s discretion. Whenever any payment to be made under any Purchase Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) Agent shall provide the Issuer, promptly upon written request from the Issuer, a summary statement of the balances in the Note Account during any month, and the amount and nature of any charges to the Note Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and shall be final and conclusive absent manifest error.

Section 3.03 Sharing of Payments, Etc. If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such participations in such similar obligations held by them as shall be necessary to cause such purchasing Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Purchaser, such purchase from each Purchaser shall be rescinded and such Purchaser shall repay to the purchasing Purchaser the purchase price to the extent of such recovery together with an amount equal to such Purchaser’s ratable share (according to the proportion of (i) the amount of such Purchaser’s required repayment to (ii) the total amount so recovered from the purchasing Purchaser of any interest or other amount paid by the purchasing Purchaser in respect of the total amount so recovered). The Issuer agrees that any Purchaser so purchasing a participation from another Purchaser pursuant to this Section 3.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Purchaser’s right of set-off) with respect to such participation as fully as if such Purchaser were the direct creditor of the Issuer in the amount of such participation.

Section 3.04 Apportionment of Payments. Subject to any written agreement or other arrangement among Agent or the Purchasers:

(a) All payments of principal and interest in respect of the outstanding Notes, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 3.01, and any other amounts payable in respect of the Securities) and all other payments in respect of any other Obligations, shall be allocated among such of the Purchasers as are entitled thereto, in proportion to their respective Pro Rata Share or otherwise as provided herein or, in respect of payments not made on account of the Obligations as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, Agent may, and upon the direction of the Required Purchasers shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, to pay the Obligations consisting of any fees, expense reimbursements, indemnities and other amounts then due to Agent until paid in full; (ii) second, to pay interest due in respect of Agent Advances until paid in full; (iii) third, to pay principal of Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Purchasers until paid in full; (v) fifth, ratably to pay interest due in respect of the Notes until paid in full; (vi) sixth, ratably to pay principal of the Notes until paid in full, and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 3.04(b) (other than clause (vii) thereof), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Purchase Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, cash payments, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clause (vii), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Purchase Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, cash payments, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 3.04 and other provisions contained in any other Purchase Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.04 shall control and govern.

Section 3.05 Increased Costs and Reduced Return.

(a) If any Purchaser or Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Purchaser or Agent or any Person controlling any such Purchaser or Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Purchaser or Agent or any Person controlling any such Purchaser or Agent (in each case, whether or not having the force of law) (each, a “Change in Law”), shall (i) subject any Purchaser, Agent or any Person controlling any such Purchaser or Agent to any tax, duty or other charge with respect to this Agreement or the Notes issued to such Purchaser or Agent or change the basis of taxation of payments to any Purchaser, Agent or any Person controlling any such Purchaser or Agent of any amounts payable hereunder (except for taxes on the overall net income of any Purchaser, Agent or any Person controlling any such Purchaser or Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Notes, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Purchaser, Agent or any Person controlling any such Purchaser or Agent or (iii) impose on any Purchaser, Agent or any Person controlling any such Purchaser or Agent any other condition regarding this Agreement or the Notes, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Purchaser or Agent holding Notes, or to reduce any amount received or receivable by any Purchaser or Agent hereunder, then, upon demand by any such Purchaser or Agent, the Issuer shall pay to such Purchaser or Agent such additional amounts as will compensate such Purchaser or Agent for such increased costs or reductions in amount.

(b) If any Purchaser or Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by any Purchaser, Agent or any Person controlling such Purchaser or Agent and any Purchaser or Agent determines that the amount of such capital is increased as a direct or indirect consequence of the Notes, any Purchaser’s, Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Purchaser’s or Agent’s or any such other controlling Person’s capital to a level below that which such Purchaser, Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Notes, or such Purchaser’s, Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Purchaser’s or Agent‘s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Purchaser or Agent, the Issuer shall pay to such Purchaser or Agent from time to time such additional amounts as will compensate such Purchaser or Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Purchaser’s or Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of demand by any Purchaser or Agent until payment in full to such Purchaser or Agent at the Interest Rate. A certificate of such Purchaser or Agent claiming compensation under this Section 3.05, specifying the event herein above described and the nature of such event, setting forth the additional amount due and an explanation of the calculation thereof, and such Purchaser’s or Agent’s reasons for invoking the provisions of this Section 3.05, shall be submitted by such Purchaser or Agent to the Issuer and shall be final and conclusive absent manifest error.

ARTICLE IV

CONDITIONS PRECEDENT; CERTAIN POST-CLOSING CONDITIONS

Section 4.01 Conditions Precedent to Effectiveness. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a) Payment of Fees, Etc. The Issuer shall have paid all fees, costs, expenses and taxes then payable pursuant to Section 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article V and in each other Purchase Document, certificate or other writing delivered to Agent on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Purchase Documents becoming effective in accordance with its or their respective terms.

(c) No Injunction, etc. There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority (A) relating to this Agreement or the other Purchase Documents or (B) that could reasonably be expected to have a material adverse effect on this Agreement or the other Purchase Documents or the Issuer Parties and their Subsidiaries.

(d) Delivery of Documents. Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to Agent in its sole and absolute discretion and, unless indicated otherwise, dated the Effective Date:

(i) this Agreement, duly executed by each Issuer Party;

(ii) a certificate of the Secretary or Assistant Secretary (or any Authorized Officer) of each Issuer Party, (A) attaching a true and correct copy of the resolutions of such Issuer Party authorizing (1) the transactions contemplated by the Purchase Documents to which such Issuer Party is or will be a party, and (2) the execution, delivery and performance by such Issuer Party of each Purchase Document to which such Issuer Party is a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith; (B) certifying the names and true signatures of the officers and other representatives of such Issuer Party authorized to sign each Purchase Document to which such Issuer Party is or will be a party and the other documents to be executed and delivered by such Issuer Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers; (C) attaching a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Issuer Party certified as of a recent date by an appropriate official of the state of organization of such Issuer Party; (D) attaching a true and complete copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Issuer Party, together with all amendments thereto; (E) with respect to the Issuer, certifying as to the matters set forth in Section 4.01(b); and (F) certifying that the Material Contracts remain in full force and effect and that none of the Issuer Parties or any of their Subsidiaries has breached or defaulted in any of its obligations under such agreements; and

(iii) a certificate of the appropriate officials of the state of organization and each state of foreign qualification of each Issuer Party certifying as to the subsistence in good standing of, and, for the states of Delaware and California, the payment of taxes by, such Issuer Party in such states (except, in the case of the states of foreign qualification, where the failure to be so qualified or in good standing, or to pay such taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect).

Section 4.02 Conditions Precedent. The obligation of any Purchaser to purchase the Notes and Warrants hereunder on the Closing Date is subject to the fulfillment, to the satisfaction of each Purchaser of each of the conditions precedent set forth below:

(a) Payment of Fees, Etc. The Issuer shall have paid all fees, costs, expenses and taxes then payable pursuant to Section 11.04.

(b) Representations and Warranties; Covenants; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article V and in each other Purchase Document, certificate or other writing delivered to Agent or any Purchaser pursuant hereto or thereto on or prior to the Closing Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (ii) the Issuer has complied in all material respects with all covenants and agreements contained herein and in each other Purchase Document or other writing delivered to Agent or any Purchaser pursuant hereto on or prior to the Closing Date, and (iii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement or the other Purchase Documents becoming effective in accordance with its or their respective terms. In addition, the Agent shall have received a certificate as to the foregoing in form and substance satisfactory to the Agent in its sole and absolute discretion.

(c) No Injunction, etc. There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority (A) relating to this Agreement, the Notes, the Warrants or any other Purchase Documents (B) that could reasonably be expected to have a material adverse effect on this Agreement, the Notes, the Warrants, the other Purchase Documents or the Issuer Parties and their Subsidiaries.

(d) Delivery of Documents. Agent shall have received on or before the Closing Date the following, in form and substance satisfactory to the Agent in its sole and absolute discretion, and unless indicated otherwise, dated the Closing Date:

(i) the Issuer Security Agreement, duly executed by Issuer, pursuant to which Issuer shall grant a security interest in all of its assets, including, without limitation, a pledge of its interests in its direct Subsidiaries (other than the Gaming Subsidiaries), which agreement shall be in form and substance satisfactory to the Agent in its sole and absolute discretion;

(ii) the Guarantor Security Agreement, duly executed by each Guarantor, pursuant to which each such Guarantor shall grant a security interest in all of its assets, including, without limitation, a pledge of its interests in its direct

Subsidiaries, which agreement shall be in form and substance satisfactory to the Agent in its sole and absolute discretion.

(iii) the Subordination Agreement, duly executed by the Agent, each initial Purchaser, the Senior Credit Facility Agent, and each initial Senior Lender, and acknowledged by the Issuer, in the form of Exhibit C hereto;

(iv) the Registration Rights Agreement, duly executed by the Issuer, in form and substance satisfactory to the Agent in its sole and absolute discretion;

(v) a Blocked Account Agreement duly executed by each party thereto for each Blocked Account, in form and substance satisfactory to the Agent in its sole and absolute discretion;

(vi) evidence satisfactory to the Agent, in its sole and absolute discretion, that the lockbox arrangements described in Section 7.01 have been established;

(vii) a control agreement in form and substance satisfactory to Agent, in its sole and absolute discretion, with respect to each account listed on Schedule 5.01(s), duly executed by the applicable Issuer Party and the financial institution holding such account;

(viii) appropriate financing statements duly filed (or to be filed) in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by each of the Issuer Security Agreement and the Guarantor Security Agreement, together with evidence that all action that the Agent may deem necessary or desirable in order to perfect the Liens created by the Issuer Security Agreement and the Guarantor Security Agreement has been taken, including, without limitation, such filings with the United States Patent and Trademark Office and United States Copyright Office as the Agent may require;

(ix) the results of searches for any Liens filed against any Issuer Party or any of its Subsidiaries or its property, which results, except as otherwise agreed to in writing by Agent, shall not show any such Liens and otherwise be satisfactory to the Agent in its sole and absolute discretion;

(x) a certificate of the Secretary or Assistant Secretary (or any Authorized Officer) of each Issuer Party, (A) attaching a true and correct copy of the resolutions of such Issuer Party authorizing, prior to the Effective Date, (1) the transactions contemplated by the Purchase Documents to which such Issuer Party is or will be a party, and (2) the execution, delivery and performance by such Issuer Party of each Purchase Document to which such Issuer Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith; (B) certifying the names and true signatures of the officers and other representatives of such Issuer Party authorized to sign each Purchase Document to which such Issuer Party is or will be a party and the other documents to be executed and delivered by such Issuer Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers; (C) attaching a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Issuer Party certified as of a recent date by an appropriate official of the state of organization of such Issuer Party; (D) attaching a true and complete copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Issuer Party, together with all amendments thereto; (E) with respect to the Issuer, certifying as to the matters set forth in Section 4.02(b), and (F) certifying that the Material Contracts remain in full force and effect and that none of the Issuer Parties or any of their Subsidiaries has breached or defaulted in any of its obligations under such agreements;

(xi) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Issuer Party certifying as to the subsistence in good standing of, and, for the states of Delaware and California, the payment of taxes by, such Issuer Party in such states (except, in the case of the states of foreign qualification, where the failure to be so qualified or in good standing, or to pay such taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect);

(xii) an opinion of (a) Cooley Godward Kronish LLP, and (b) Brownstein Hyatt Farber Schreck, LLP, each counsel to the Issuer Parties, in form and substance reasonably satisfactory to the Agent, and as to such matters as Agent may reasonably request;

(xiii) a payoff letter, in form and substance satisfactory to Agent, in its sole and absolute discretion, executed by the Indenture Trustee setting forth the payoff amount and other conditions precedent, if any, for the payoff and release of the indebtedness and liens evidenced by the Indenture Documents and attaching copies of the releases, terminations and other documents for the release of such liens;

(xiv) a copy of the financial projections described in Section 5.01(g)(ii) hereof, which projections shall be in form and substance satisfactory to the Agent in its sole and absolute discretion;

(xv) a certificate of the chief financial officer of the Issuer, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis based on the most recent financial statements of the Issuer and its Subsidiaries and after giving effect to the transactions contemplated hereby, with each of the financial covenants contained in Section 6.03;

(xvi) evidence of the insurance coverage required by Section 6.01 and the terms of the Issuer Security Agreement and Guarantor Security Agreement and such other insurance coverage with respect to the business and operations of the Issuer Parties and their Subsidiaries as Agent may request in its sole and absolute discretion, in each case, where requested by Agent, with such endorsements as to the named insureds or loss payees thereunder as Agent may request in its sole and absolute discretion and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to Agent and each such named insured or loss payee (or upon 10 days prior written notice to Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium);

(xvii) other than the approvals from the Nevada Gaming Authorities for the pledge of, or any restriction on the transfer, issuance or pledge of, or any agreement not to encumber the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation, the Issuer shall have received all Gaming Licenses and all other material licenses, approvals or evidence of other actions required by any Governmental Authority (including any required by any Gaming Laws) in connection with the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Conversion Shares and the Warrant Shares;

(xviii) written access agreements and written subordinations or waivers (in form and substance satisfactory to Agent in its sole and absolute discretion) from the owners or lessors of the domestic locations where Collateral is located;

(xix) Issuer shall have delivered evidence satisfactory to the Agent that (A) all Liens other than Liens specifically permitted pursuant to this Agreement have been released or with respect to the Liens securing the Senior Secured Notes, will be released and (B) appropriate terminations of the filings related to such Liens have been filed or authorized to be filed by the Agent or the Senior Credit Facility Agent;

(xx) the lock-up agreements for each of the directors and executive officers of the Issuer as required by Section 6.01(x);

(xxi) each foreign Subsidiary of the Issuer existing as of the Closing Date (each an “Existing Foreign Subsidiary”) shall have executed (A) a Guaranty guaranteeing the Obligations, (B) the Guarantor Security Agreement, together with (x) if such Existing Foreign Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Subsidiary owned by such Existing Foreign Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as the Agent may request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such Existing Foreign Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiary if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary reasonably could be expected to result in material adverse tax consequences to the Issuer Parties) of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, and (III) such opinions of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (C) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Guarantor Security Agreement, or otherwise to effect the intent that such Existing Foreign Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Purchase Documents and that all property and assets of such Existing Foreign Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty and Guarantor Security Agreement shall not be required to be provided to the Agent with respect to any Existing Foreign Subsidiary if it is determined by the Agent, in its sole and absolute discretion, that such documents would result in material adverse tax consequences to the Issuer Parties;

(xxii) the Asset Purchase and License Agreement, duly executed by the Issuer and IGT Sub (and any other parties thereto), in the form of Exhibit E hereto;

(xxiii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to Agent in its sole and absolute discretion; and

(xxiv) updated Disclosure Schedules as contemplated by Section 6.01(aa) to this Agreement.

(e) Procedures for Repayment of Obligations under the Indenture Documents and Release of Liens Thereunder. The Issuer shall have established with the Indenture Trustee procedures acceptable to the Agent in its sole and absolute discretion for the repayment of all obligations due under the Indenture Documents, for the termination and discharge of the Indenture and for the release of all Liens arising under the Indenture Documents, in each case if the Indenture Trustee as paying agent under the Indenture holds at 12:00 noon Eastern time on August 15, 2008 the amount specified in the letter delivered pursuant to Section 4.01(d)(xiii).

(f) Material Adverse Effect. Agent shall have determined, in its sole and absolute discretion, that (i) no event or development shall have occurred since December 31, 2007 which could reasonably be expected to result in a Material Adverse Effect and (ii) no material adverse development in the economic or financial market conditions has occurred since the Effective Date.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the issuing of the Notes and Warrants and the other transactions contemplated by this Agreement and the other Purchase Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to Agent and its counsel, and Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as Agent or such counsel may reasonably request.

(h) Management Reference Checks. Agent shall have received reasonably satisfactory reference checks for key management of each Issuer Party and each of its Subsidiaries.

(i) Due Diligence. Agent shall have completed its business and legal due diligence with respect to each Issuer Party and each of its Subsidiaries and the results thereof shall be acceptable to Agent in its sole and absolute discretion.

(j) Senior Credit Facility. Agent shall have received true and complete copies of the Senior Loan Documents, which documents shall reflect a $12,500,000 revolving credit commitment and a $15,000,000 term loan commitment, the issuance of the Senior Lender Equity in the amounts and on the terms contemplated on the Effective Date, all of which shall be in form and substance satisfactory to Agent in its sole and absolute discretion, and Issuer shall have received, or concurrently with the issuance of the Notes and the related Warrants shall receive, the net proceeds of no less than $15,000,000 from the term loan under the Senior Credit Facility.

(k) Asset Purchase and License Agreement. The asset purchase and license and related transactions contemplated by the Asset Purchase and License Agreement, shall have been consummated and such agreement shall be in full force and effect.

(l) Listing of Common Stock. The Common Stock (i) will be designated for quotation or listed on Nasdaq and (ii) will not have been suspended by the SEC or Nasdaq from trading on Nasdaq nor will suspension by the SEC or Nasdaq have been threatened either in writing by the SEC or Nasdaq; and the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Notes and the related Warrants, as the case may be, will be listed upon Nasdaq.

(m) Delivery of Notes and Warrants. The Issuer will have executed and delivered to each Purchaser the Notes and the Warrants as set forth on Schedule 1.01.

(n) Irrevocable Transfer Agent Instructions. The Irrevocable Transfer Agent Instructions shall be in form and substance satisfactory to the Agent in its sole and absolute discretion and will have been delivered to and acknowledged in writing by the Issuer’s transfer agent and the Issuer will deliver a copy thereof to the Agent.

(o) Securities Filings. The Issuer will have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement and the other Purchase Documents in compliance with such laws (other than such filings that can only be filed after such consummation).

(p) Letter from Transfer Agent. The Issuer will have delivered to the Agent a letter from the Issuer’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Effective Date.

(q) Rights Plan Amendment. The Issuer shall have entered into an amendment to that certain Rights Agreement, dated as of June 14, 1999, between the Issuer and Computershare Limited, as rights agent, pursuant to which the issuance of Conversion Shares and Warrant Shares would be permitted under the terms of such agreement (such amendment to be in form and substance acceptable to the Agent in its sole and absolute discretion).

(r) [Intentionally omitted].

(s) Nasdaq Exception. The Issuer’s application for an exception to the shareholder approval requirements contained in Section 4350(i)(l)(D)(ii) of The Nasdaq Stock Market Marketplace Rules shall have been approved on terms and conditions acceptable to the Agent in its sole and absolute discretion, and shall be in full force and effect.

(t) Closing Date. The Termination Date shall not have occurred.

(u) Covenants. There shall not have been any breach of any covenant set forth in Section 6.01 or 6.02 of this Agreement during the period between the Effective Date and the Closing Date.

Section 4.03 Conditions Subsequent to the Closing. Each of the following constitutes conditions subsequent to the Agreement (the failure by the Issuer to perform or cause to be performed such conditions subsequent constituting an immediate Event of Default):

(a) [Intentionally omitted].

(b) Nevada Gaming Authority Approval Pledges. Within 180 days after the Closing Date, the Issuer shall have received all necessary consents or approvals of the Nevada Gaming Authorities to permit the pledges of the Capital Stock of PGIC NV and any direct or indirect intermediary holding companies thereof that is not a publicly traded corporation;

(c) Nevada Gaming Authority Approval Restrictions. Within 30 days after the Closing Date, the Issuer shall have received all necessary consents or approvals of the Nevada Gaming Authorities to permit the restrictive covenants stated herein or in any Purchase Document relating to the restrictions on transfer and agreement not to encumber the equity securities issued by PGIC NV or any direct or intermediary holding company thereof that is not a publicly traded corporation, as contemplated in this Agreement;

(d) Stock Certificates Delivery. Within five Business Days after the Issuer has obtained the necessary consents and approvals set forth in clauses (b) and (c) above, the Issuer shall have delivered to the Senior Credit Facility Agent, or a custodian appointed by the Senior Credit Facility Agent, the original stock certificates representing all of the stock of the applicable Gaming Subsidiary, accompanied by undated stock powers executed in blank, which stock certificates for PGIC NV will be held in the State of Nevada;

(e) Governing Authority Applications. Within one Business Day after the Closing Date, the Issuer shall have filed applications with the Nevada Gaming Authorities for the required approvals of (i) the pledges of the Capital Stock of PGIC NV and any direct or intermediary holding companies thereof that are not a publicly traded corporation and (ii) the restrictive covenants stated herein or in any Purchase Document relating to the restrictions on transfer and agreement not to encumber the equity securities issued by a Gaming Subsidiary or any direct or intermediary holding company thereof that is not a publicly traded corporation, as contemplated in this Agreement, and (copies of such filings shall be provided to Agent, with any corrections thereto requested by the Agent);

(f) Gaming Authority Notifications. Within the time allotted by the applicable Gaming Authorities, Issuer shall have filed all notifications required by the Gaming Authorities and shall confirm such compliance with Agent; and

(g) Source Code Escrow Agreement. Promptly following the Closing, but in any event within 90 days after the Closing Date, the Issuer shall deliver the Source Code Escrow Agreement in form and substance satisfactory to the Agent in its sole and absolute discretion, duly executed by the Issuer and the other parties thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. Each Issuer Party hereby represents and warrants to Agent and the Purchasers as follows:

(a) Organization, Good Standing, Etc. Each Issuer Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Issuer, to make the borrowings hereunder, and to execute and deliver each Purchase Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Issuer Party of each Purchase Document to which it is or will be a party (including the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares), (i) have been duly authorized by all necessary corporate, shareholder or other action and no further consent or authorization of any Issuer Party, its board of directors or its shareholders is required with respect to any of the transactions contemplated hereby or thereby (except for any action by the board of directors of any Issuer Party that can only be taken after the date hereof with respect to matters explicitly required herein or therein), (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Purchase Document) upon or with respect to any of its properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, including, without limitation, any Gaming Licenses. The Issuer has no actual knowledge of any adverse consequence that could result to any Purchaser under any Gaming Authority or other Governmental Authority as a direct result or consequence of the consummation of the transactions contemplated by the Purchase Documents.

(c) Governmental Approvals. Except as set forth on Schedule 5.01(c), and assuming the accuracy of each of the representations and warranties set forth in Section 11.22 of this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (including Gaming Authorities) is required in connection with the due execution, delivery and performance (including the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares) by any Issuer Party of any Purchase Document to which it is or will be a party, except for (i) filings or recordations required in connection with the Liens granted by the Issuer Parties pursuant to the Purchase Documents, (ii) filings required in connection with the issuance of the Securities under the Securities Act or any applicable securities or “Blue Sky” laws of the states of the United States, which filings may be made after the Closing, and (iii) filings required in connection with the listing of the Conversion Shares or the Warrant Shares on the Principal Market.

(d) Enforceability of Purchase Documents. This Agreement is, and each other Purchase Document to which any Issuer Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and except as limited by general principles of equity.

(e) Subsidiaries. Schedule 5.01(e) is a complete and correct description of the name, jurisdiction of incorporation and record and beneficial ownership of the outstanding Capital Stock of each Subsidiary of the Issuer. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned of record and beneficially by the Issuer or one or more of its wholly-owned Subsidiaries, free and clear of all Liens and the record holder of such capital Stock holds all voting rights with respect thereto. Except as disclosed on Schedule 5.01(e), there are no outstanding debt or equity securities of any of the Issuer’s

Subsidiaries and no outstanding obligations of such Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Issuer or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Issuer.

(f) Litigation; Commercial Tort Claims. Schedule 5.01(f), sets forth (i) all of the pending and, to the knowledge of each Issuer Party, threatened action, suit, arbitration, investigation, inquiry (formal or informal) and proceeding affecting any Issuer Party or any of its Subsidiaries by any Governmental Authority or before any court or other Governmental Authority, arbitrator or other tribunal and (ii) any commercial tort claims of any Issuer Party or any of its Subsidiaries in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant. There is no pending or, to the knowledge of any Issuer Party, threatened action, suit, proceeding, investigation or inquiry (formal or informal) affecting any Issuer Party or any of its Subsidiaries by any Governmental Authority or before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, the fact of such adverse determination would reasonably be viewed as significantly altering the total mix of information about the Issuer that the Issuer has made available to the Purchaser as of the date hereof, or (B) relates to this Agreement or any other Purchase Document or any transaction contemplated hereby or thereby. Each of the Issuer Parties agrees that no information set forth in Schedule 5.01(f) under the caption “Threatened and Pending Proceedings” will diminish or impair the representations and warranties set forth in this Section 5.01(f), which are true and correct as of the date hereof as though no information were disclosed under such caption in Schedule 5.01(f).

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to Agent and each Purchaser, fairly present, in all material respects, the consolidated financial condition of the Issuer and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Issuer and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2007, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Issuer has heretofore furnished to Agent and each Purchaser (A) projected quarterly income statements of the Issuer and its Subsidiaries for the period from January 1, 2008, through December 31, 2010, and (B) projected annual balance sheets, income statements and statements of cash flows of the Issuer and its Subsidiaries for each of the Fiscal Years ending in 2008, 2009 and 2010, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(vii). Such projections, as so updated, are believed by the Issuer at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Issuer, and have been based on assumptions believed by the Issuer to be reasonable at the time made and upon the best information then reasonably available to the Issuer, and the Issuer is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(iii) The Issuer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Issuer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act. The Issuer’s officers certified to the Issuer’s internal controls as of the filing of the Issuer’s Form 10-Q for the quarter ending March 31, 2008 and since that date, that there have been no significant changes in the Issuer’s internal controls (as such term is defined in Section 307(b) of Regulation S-K) or, to the Issuer’s knowledge, any other facts that would significantly affect the Issuer’s internal controls.

(iv) Since March 31, 2008, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(h) Compliance. No Default or Event of Default has occurred and is continuing. The Issuer has provided or will promptly make available to the Agent true, correct and complete copies of all material correspondence and information gathered, organized or assembled by the Company in response to requests for information by the SEC and all Gaming Authorities made since January 2003, including, without limitation, the Issuer’s responses to the SEC request for information dated July 8, 2008.

(i) ERISA. Except as set forth on Schedule 5.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 5.01(i), no Issuer

Party or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of any Issuer Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Issuer Party or any of their Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Issuer Party or any of their Subsidiaries or any property of any Issuer Party or any of their Subsidiaries and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and except for taxes, assessments and other governmental charges that are de minimis.

(k) Regulations T, U and X. No Issuer Party or any Subsidiary of any Issuer Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Notes will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Issuer Party or any Subsidiary of any Issuer Party is engaged in any business other than as set forth on Schedule 5.01(l).

(m) Properties.

(i) Each Issuer Party and each of their respective Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use,

all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 5.01(m) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Issuer Party or any of their respective Subsidiaries. As of the Effective Date, each Issuer Party and each of their respective Subsidiaries has valid leasehold interests in the Leases described on Schedule 5.01(m) to which it is a party. Schedule 5.01(m) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except for Leases in respect of which the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Issuer Party to enter into and execute the Purchase Documents to which it is a party, except as set forth on Schedule 5.01(m). To the knowledge of any Issuer Party, no other party to any such Lease is in default of its obligations thereunder, and no Issuer Party or any of its Subsidiaries (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, to the knowledge of the Issuer Parties, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(n) Full Disclosure. Each Issuer Party and each of their respective Subsidiaries has disclosed to Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Issuer Party or any of their Subsidiaries to Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading in any material respect; provided that, with respect to projected financial information, each Issuer Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(o) Environmental Matters. Except as set forth on Schedule 5.01(o), (i) the operations of each Issuer Party and each of its respective Subsidiaries are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Issuer Party or any of its Affiliates or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Issuer Party or any of its Affiliates or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Issuer Party or any of its Affiliates or any predecessor in interest nor does any Issuer Party have knowledge or notice of any threatened or pending Environmental Action against any Issuer Party or any of its Affiliates or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Issuer Party or any of its Affiliates or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by an Issuer Party or any of its Affiliates has been used as a treatment or disposal site for any Hazardous Material; (vi) no Issuer Party or any of its Affiliates has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Issuer Party and each of its Affiliates holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which an Issuer Party’s or its Affiliate’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Issuer Party or any Affiliate of any Issuer Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(p) Insurance. Each Issuer Party and each of its Subsidiaries keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by Agent (including against larceny, embezzlement or other criminal misappropriation). Schedule 5.01(p) sets forth a list of all insurance maintained by each Issuer Party and each of its Subsidiaries on the Effective Date.

(q) Use of Proceeds. The proceeds of the Notes shall be used on the Effective Date to pay existing Indebtedness of the Issuer owed under the Indenture Documents.

(r) Solvency. After giving effect to the transactions contemplated by this Agreement and the Senior Credit Agreement, each Issuer Party and each of its Subsidiaries is, and the Issuer Parties and their Subsidiaries on a consolidated basis are, Solvent.

(s) Location of Bank Accounts. Schedule 5.01(s) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Issuer Party or any of its Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(t) Intellectual Property. Each Issuer Party and each of its Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without any infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 5.01(t) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, United States trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights both in the United States and in all other jurisdictions anywhere in the world of each Issuer Party and each of its Subsidiaries. Except as set forth on Schedule 5.01(t), no claim (including a claim of infringement) or litigation regarding any of the foregoing is pending or threatened in writing, except for such claims or litigation which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Issuer Party, no patent, invention, device, application, principle or any governmental statute, law, rule, regulation, standard or code is existing or pending, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Issuer will promptly provide to the Agent, and in no event later than August 11, 2008, a complete and accurate list of the software applications or modules comprising the Required Library as of the date of delivery of such Schedule pursuant to the Security Agreement.

(u) Material Contracts. No Material Contract is in default due to the action of any Issuer Party or any of its Subsidiaries or, to the knowledge of any Issuer Party, any other party thereto, other than any potential event of default under the Senior Secured Notes, including if they are not repaid in accordance with their terms.

(v) Investment Company Acts. None of the Issuer Parties or any of their respective Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(w) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Issuer Party, threatened against any Issuer Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Issuer Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Issuer Party or any of its Subsidiaries or (iii) to the knowledge of any Issuer Party, no union representation question existing with respect to the employees of any Issuer Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Issuer Party or any of its Subsidiaries. No Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Issuer Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Issuer Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Issuer Party or its applicable Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Senior Credit Agreement will not (i) be a “change of control” under any employment agreement or equity incentive plan and will not accelerate the time of payment or vesting, or increase the amount of compensation (including bonuses) due to any officer, director, consultant or employee of any Issuer Party or any of its Subsidiaries, or (ii) result in any compensation award, bonus or remuneration to any Person.

(x) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Issuer Party or any of its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Issuer Party or any of its Subsidiaries are individually or in the aggregate material to the business or operations of such Issuer Party or its applicable Subsidiaries, or (ii) any Issuer Party or any of its Subsidiaries, on the one hand, and any material supplier thereof, on the other hand.

(y) No Bankruptcy Filing. Assuming the Closing and the closing of the transactions contemplated by the Senior Credit Facilities, no Issuer Party or any of its Subsidiaries is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Issuer Party’s or its applicable Subsidiary’s assets or property, and no Issuer Party has any knowledge of any Person contemplating the filing of any such petition against it.

(z) Separate Existence.

(i) All customary formalities regarding the separate existence of each Issuer Party and each Subsidiary of any Issuer Party have been at all times since its formation observed.

(ii) Each Issuer Party and each Subsidiary of any Issuer Party has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Issuer Party and any other Person. No Issuer Party or any Subsidiary of any Issuer Party has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person. Each Issuer Party and each Subsidiary of any Issuer Party has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(iii) Each Issuer Party and each Subsidiary of any Issuer Party has at all times since its formation paid its own liabilities from its own separate assets.

(iv) Each Issuer Party and each Subsidiary of any Issuer Party has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person. No Issuer Party or any Subsidiary of any Issuer Party has at any time since its formation identified itself as being a division or a part of any other Person.

(aa) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 5.01(aa) sets forth a complete and accurate list of (i) the exact legal name of each Issuer Party and each of its Subsidiaries, (ii) the jurisdiction of organization of each Issuer Party and each of its Subsidiaries, (iii) the organizational identification number of each Issuer Party and each of its Subsidiaries (or indicates that such Issuer Party or its applicable Subsidiaries has no organizational identification number), (iv) each place of business of each Issuer Party and each of its Subsidiaries, (v) the chief executive office of each Issuer Party and each of its Subsidiaries and (vi) the federal employer identification number of each Issuer Party and each of its Subsidiaries.

(bb) Locations of Collateral. There is no location at which any Issuer Party or any of its Subsidiaries has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 5.01(bb) and (ii) any other locations approved in writing by Agent from time to time. Schedule 5.01(bb) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Issuer Party is stored. None of the receipts received by any Issuer Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(cc) Security Interests. Upon the due execution and delivery thereof, except for the pledges of the equity of the Gaming Subsidiaries, to the extent prior approval of the Nevada Gaming Authorities is necessary for the effectiveness of such pledge, each of the Issuer Security Agreement and the Guarantor Security Agreement creates in favor of Agent, for the benefit of Agent and the Purchasers, a legal, valid and enforceable security interest in the Collateral covered thereby. Upon the filing of the financing statements in appropriate form in the appropriate offices, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to

Permitted Liens) in the Collateral that can be perfected by filing such financing statements, and, subject to the foregoing required Nevada Gaming Authority approvals, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens on the Collateral that can be perfected by filing such financing statements.

(dd) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ee) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Purchase Documents are true and correct in all respects on the Effective Date and on the Closing Date (except to the extent that any such representations or warranties relate solely to an earlier date). No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(ff) Senior Credit Facility. The Issuer has delivered to Agent a complete and correct copy of the Senior Loan Documents (including all schedules, exhibits, amendments, supplements, modifications, and assignments) as in effect on the Effective Date and as in effect as of the Closing, as applicable, with any changes, supplements or modifications made between the Effective Date and the Closing described in writing to the Agent. As of the Closing Date, no Issuer Party that is a party thereto is in default in the performance or compliance with any provisions thereof. As of the Closing Date, the Senior Loan Documents are in full force and effect and have not been terminated, rescinded or withdrawn. As of the Effective Date and as of the Closing Date, none of the representations or warranties of the Issuer or any of its Subsidiaries in any of the Senior Loan Documents are untrue.

(gg) Licenses and Permits.

(i)(A) All material licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any Governmental Authority, for the ownership, use, or operation of the businesses or properties now owned or operated by Issuer or any of its Subsidiaries, are in full force and effect; (B) each of Issuer and its Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it and is in compliance with all provisions and requirements of such Gaming Licenses; and (C) none of such Gaming Licenses or other licenses, permits, or consents is the subject of any pending or, to the best of Issuer’s or the Issuer’s, knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof.

(ii) Set forth on Schedule 5.01(gg)(ii) is a complete and accurate list of all Gaming Licenses and other material licenses, permits, and consents that are necessary and appropriate for the operation of the Issuer Parties’ and the Issuer’s businesses, and the businesses of their Subsidiaries, and such schedule identifies the holder thereof, the date by which an application for the renewal of such Gaming Licenses and other license, permit, or consent must be filed and describes the status of each such pending application.

(iii) Issuer and its Affiliates, have obtained (A) all Gaming Licenses, and other material licenses, permits, and consents necessary or appropriate to conduct their businesses and operations, and (B) as of the Closing Date, all required approvals and Gaming Licenses from the Nevada Gaming Authorities, the Mississippi Gaming Authorities and all other Gaming Authorities to consummate the transactions contemplated hereby and by the other Purchase Documents, other than as set forth on Schedule 5.01(gg)(iii). For the avoidance of doubt, the Issuer Parties acknowledge and agree that no information set forth in Schedules 5.01(gg)(ii) and 5.01(gg)(iii) shall diminish or otherwise impair the representations and warranties made in this Section 5.01(gg), each of which is true and correct notwithstanding any information to the contrary set forth in Schedules 5.01(gg)(ii) and 5.01(gg)(iii).

(hh) Inactive Subsidiaries. Neither Mikohn Holdings nor EndX owns any assets or has any obligations or liabilities, and neither entity engages in any business activity, except asset forth on Schedule 5.01(hh).

(ii) Capitalization. The authorized capital stock of the Issuer consists of (x) 100,000,000 shares of Common Stock, of which the number of shares issued and outstanding, shares reserved for issuance pursuant to the Issuer’s stock option, restricted stock and stock purchase plans and shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock are set forth on Schedule 5.01(ii) and (y) 5,000,000 shares of Preferred Stock, $0.10 par value of which 50,000 shares have been designated Series A Junior Participating Preferred Stock, and none of which are issued and outstanding. All of such outstanding or issuable shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 5.01(ii), (i) no shares of the Issuer’s capital stock are subject to preemptive rights or any other similar rights or any Liens or encumbrances suffered or permitted by the Issuer; (ii) there is no outstanding Indebtedness of the Issuer nor are there any outstanding leasing or similar arrangements that, in connection with GAAP, consistently applied for the periods covered thereby, are classified as a capital lease; (iii) except for the Securities and the Senior Lender Equity, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Issuer or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Issuer or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Issuer or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Issuer or any of its Subsidiaries; (iv) except for the Registration Rights Agreement, there are no agreements or arrangements under which the Issuer or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) except for the Notes, there are no outstanding securities or instruments of the Issuer or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Issuer or any of its Subsidiaries is or may become bound to redeem a security of the Issuer or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities or the Senior Lender Equity; and (vii) the Issuer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Issuer has furnished to the Agent true and correct copies of the Issuer’s Amended and Restated Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”). The Issuer has furnished to the Agent true and correct copies of the Issuer’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”). The Issuer has set forth on Schedule 5.01(ii) hereof all instruments, certificates, documents and agreements (other than the Articles of Incorporation and By-laws) governing securities convertible into or exercisable or exchangeable for Common Stock of the Issuer (and the Issuer shall provide to any Purchaser copies thereof upon the request of such Purchaser).

(jj) Issuance of Securities. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, will be (i) free from all taxes, Liens and charges with respect to the issuance thereof and (ii) entitled to all of the rights set forth in the Notes. A number of shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Notes and upon exercise of the Warrants pursuant to Section 6.01(s). Upon conversion or exercise in accordance with the Notes or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 11.22 of this Agreement, the issuance by the Issuer of the Securities is exempt from registration under the Securities Act.

(kk) No Conflicts or Violations. Except as disclosed in Schedule 5.01(kk), the execution, delivery and performance of the Purchase Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Issuer or any of its Subsidiaries is a party (other than any potential event of default under the Senior Secured Notes, including if they are not repaid in accordance with their terms); or (ii) assuming the accuracy of each of the representations and warranties set forth in Section 11.22 of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Issuer or any of its Subsidiaries or by which any property or asset of the Issuer or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 5.01(kk), neither the Issuer nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Issuer or its Subsidiaries, except where such violations or defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Issuer and its Subsidiaries is not being conducted, and will not be conducted, in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. The Issuer and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing. Neither the Issuer nor any of its officers or directors have violated, Section 9(a) of the Exchange Act or any rules promulgated thereunder or analogous provisions of any applicable state securities or Blue Sky laws.

(ll) Nasdaq Compliance; Repurchase. The Issuer is not in violation of the listing requirements of the Nasdaq Stock Market, including, without limitation, the requirements set forth in Marketplace Rule 4350(i)(1)(D) and except as set forth on Schedule 5.01(ll), has no knowledge of any facts that would lead to delisting or suspension of the Common Stock by the Nasdaq Stock Market in the foreseeable future. The Issuer has not purchased any issued and outstanding shares of Common Stock on the open market or in privately negotiated transactions or otherwise during the two month period prior to the Effective Date. The Issuer’s application for an exception to the shareholder approval requirements contained in Section 4350(i)(1)(D)(ii) of the Nasdaq Stock Market Marketplace Rules is true, correct and complete and sets forth the material terms of the transactions contemplated hereby and by the Senior Credit Agreement.

(mm) SEC Documents. Since January 1, 2005, the Issuer has filed all reports, schedules, forms, statements, Material Contracts, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except as such SEC Documents have been subsequently amended or revised in the SEC Documents prior to the Effective Date). As of their respective dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. No other information provided by or on behalf of the Issuer to the Purchasers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. None of the statements made in any such SEC Documents which is required to be updated or amended under applicable law has not been so updated or amended. The Issuer meets the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement).

(nn) Acknowledgment Regarding Purchasers’ Purchase of Notes and Warrants. The Issuer acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Issuer in connection with the Purchase Documents and the transactions contemplated hereby and thereby. The Issuer further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to the Purchase Documents and the transactions contemplated hereby and thereby and any advice given by any of the Purchasers or any of their respective representatives or agents in connection with the Purchase Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities. The Issuer further represents to each Purchaser that the Issuer’s decision to enter into the Purchase Documents has been based solely on the independent evaluation by the Issuer and its representatives.

(oo) No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the entering into the Purchase Documents and the Senior Loan Documents, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Issuer or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Issuer under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Issuer of its Common Stock and that has not been publicly disclosed at least ten days prior to the date hereof. Except as set forth in a manner clearly evident to a sophisticated institutional investor in the consolidated financial statements or the notes thereto of the Issuer included in the SEC Documents, no Issuer Party or any of its Subsidiaries has liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practice and not required under GAAP to be reflected in such financial statements.

(pp) No General Solicitation. Neither the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(qq) No Integrated Offering. Neither the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Issuer for purposes of the Securities Act. Neither the Issuer nor any of its Subsidiaries have taken any action or steps that would (i) require registration of any of the Securities under the Securities Act or (ii) require approval of the Issuer’s shareholders under The Nasdaq Stock Market Marketplace Rules.

(rr) Dilutive Effect. The Issuer acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Issuer.

(ss) Transactions With Affiliates. Except as set forth in Schedule 5.01(ss), and in the SEC Documents filed at least ten days prior to the date hereof, and other than the grant of stock options disclosed in Schedule 5.01(ss), none of the officers, directors, or employees of the Issuer is presently a party to any transaction with the Issuer or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Issuer, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(tt) Application of Takeover Protections. The Issuer and the Board of Directors, and, if applicable, the security holders of the Issuer have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of Nevada that is or could become applicable to the Purchasers or their Affiliates as a result of the transactions contemplated by this Agreement and the other Purchase Documents, including, without limitation, the Issuer’s issuance of the Securities and the Purchasers’ ownership of the Securities and IGT’s right of first negotiation set forth in Section 6.01(y).

(uu) Absence of Certain Changes. Since December 31, 2007, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of any Issuer Party or any of their respective Subsidiaries, that is not clearly evident to a sophisticated institutional investor from the SEC Documents (excluding risk factors) filed with the SEC at least ten days prior to the Effective Date, including, without limitation:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Issuer from that reflected in the financial statements included in the Issuer’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2008, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Issuer, or any redemption or repurchase of any securities of the Issuer;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Issuer or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Issuer or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any Lien, or payment of any obligation by the Issuer or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Issuer and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to the Issuer’s Articles of Incorporation or By-laws, or material change to any Material Contract or arrangement by which the Issuer or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Issuer or any Subsidiary;

(viii) any material transaction entered into by the Issuer or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Issuer or any Subsidiary;

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

(vv) Reliance. The Issuer represents and warrants to each Purchaser and acknowledges and confirms that each Purchaser shall be entitled to rely upon the representations and warranties set forth in this Agreement in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation, inquiry, or contrary knowledge or belief of or by or any of such Purchaser or its officers, directors or Affiliates.

(ww) Term Loan to Progressive Gaming International (Group) Ltd. The term loan made by the Issuer to Progressive Gaming International Group) Ltd. (formerly known as EndX Group Limited) pursuant to the agreement described in Schedule 6.02(e) has been fully funded, and the Issuer has no obligation to make further loans to, or otherwise further invest in, Progressive Gaming International (Group) Ltd. pursuant to such agreement.

ARTICLE VI

COVENANTS OF THE ISSUER PARTIES

Section 6.01 Affirmative Covenants. So long as any principal of or interest on any Note or any other Obligation shall remain unpaid (whether or not due), other than contingent indemnification obligations which survive the payment or conversion in full of all principal and interest under the Notes, each Issuer Party will and will cause each of its Subsidiaries to:

(a) Reporting Requirements. Furnish to Agent and each Purchaser:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter of any Fiscal Year) of the Issuer, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Issuer and its Subsidiaries as at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Issuer as fairly presenting, in all material respects, the financial position of the Issuer and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Issuer and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Issuer and its Subsidiaries furnished to Agent and the Purchasers, subject to normal year-end audit adjustments and the absence of footnotes; provided that the delivery of the Issuer’s Form 10-Q for such fiscal quarter shall be deemed to satisfy all of the requirements of this Section 6.01(a)(i).

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Issuer and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Issuer and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Issuer and satisfactory to Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 6.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 6.03, describing the nature thereof; provided that the delivery of the Issuer’s Form 10-K for such Fiscal Year shall be deemed to satisfy all of the requirements of this Section 6.01(a)(ii).

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Issuer and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Issuer as fairly presenting, in all material respects, the financial position of the Issuer and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Issuer and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to Agent and the Purchasers, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Issuer and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Issuer substantially in the form of Exhibit D (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Purchase Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Issuer and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Issuer and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Purchase Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Issuer and its Subsidiaries propose to take or have taken with respect thereto and (B) in the case of the financial statements delivered pursuant to clauses (i) and (ii) of this Section 6.01(a) or in the case of the financial statements delivered pursuant to clause (iii) of this Section 6.01(a) for the last fiscal month of any Fiscal Year, attaching a schedule showing the calculation of the financial covenants specified in Section 6.03;

(v) no later than 60 days after the commencement of each Fiscal Year (or, no later than 90 days after the commencement of such Fiscal Year if the Issuer’s board of directors has not finally approved such financial projections), financial projections, supplementing and superseding the financial projections for the period referred to in Section 5.01(g)(ii), displayed on a quarterly basis and otherwise in form and substance reasonably satisfactory to Agent for such Fiscal

Year for the Issuer and its Subsidiaries, all such financial projections to be prepared in good faith, and to be based on assumptions believed by the Issuer to be reasonable at the time made and from the best information then available to the Issuer; provided that such financial projections shall in any event include projected quarterly balance sheets, income statements and statements of cash flows.

(vi) promptly after submission to any Governmental Authority, including, without limitation, the SEC or any Gaming Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Issuer Party or any Subsidiary of any Issuer Party other than routine inquiries by such Governmental Authority;

(vii) as soon as possible, and in any event within three Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Issuer setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Issuer Party or its applicable Subsidiary proposes to take with respect thereto;

(viii)(A) as soon as possible and in any event within ten days after any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Issuer setting forth the details of such occurrence and the action, if any, which such Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates from the PBGC, copies of each notice received by any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Issuer Party or any of its

Subsidiaries or any of their respective ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Issuer Party or any of its Subsidiaries or any of their respective ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Issuer Party or any of its Subsidiaries or such ERISA Affiliate thereof;

(ix) promptly after the commencement thereof but in any event not later than five Business Days after receipt of notice or service of process thereof, or the obtaining of knowledge thereof by, any Issuer Party or any of its Subsidiaries, notice of each action, suit, investigation arbitration, inquiry (formal or informal) or proceeding commenced by any Governmental Authority or pending before any court, Governmental Authority, other regulatory body or arbitration tribunal which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(x) as soon as possible and in any event within five Business Days after execution, receipt or delivery thereof, copies of any material notices that any Issuer Party or any of its Subsidiaries executes or receives in connection with any Material Contract;

(xi) promptly after the sending or filing thereof, copies of all statements, reports, documents and other information any Issuer Party or any of its Subsidiaries sends, provides or produces to or files with (A) any holders of its Indebtedness or its securities, (B) the United States Attorney’s Office, SEC, any Gaming Authority or any national (domestic or foreign) securities exchange, (C) any other Governmental Authority (to the extent material to the business, operations, assets, or cash flows of the Issuer Parties and their Subsidiaries taken as a whole or the ability of any Issuer Party to perform any of its obligations under any Purchase Document to which it is a party) or (D) any Governmental Authority, any court, any other regulatory body, any arbitration tribunal, or any insurance carrier of any Issuer Party or any of its Subsidiaries (to the extent related to any action, suit, arbitration, investigation, inquiry (formal or informal) or proceeding commenced by or pending before any Governmental Authority, any court, other regulatory body or arbitration tribunal);

(xii) promptly upon receipt thereof, copies of all financial reports, memoranda and management letters, if any, submitted or sent to any Issuer Party or any of its Subsidiaries by its auditors in connection with any annual or interim audit of the financial statements and books and records thereof; and

(xiii) with reasonable promptness, such other information concerning the condition or operations, financial or otherwise, of any Issuer Party or any of its Subsidiaries as Agent may from time to time reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) subject to applicable Gaming Laws, each Subsidiary of any Issuer Party (the “New Subsidiary”) formed or acquired after the Closing Date to execute and deliver to Agent promptly and in any event within three Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a joinder to the Guarantor Security Agreement, together with (x) if such New Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Subsidiary owned by such New Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such New Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiary if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary reasonably could be expected to result in material adverse tax consequences to the Issuer Parties) of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property if it were acquired by an Issuer Party, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey of such real property and a surveyor’s certificate, a Phase I Environmental Site Assessment with respect to such real property, certified to Agent by a company reasonably satisfactory to Agent, each in form and substance reasonably satisfactory to Agent, together with such other agreements, instruments and documents as Agent may reasonably require whether comparable to the documents required under Section 6.01(n) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by Agent in order to create, perfect, establish the first priority (subject only to the Liens securing the Senior Credit Facility) of or otherwise protect any Lien purported to be covered by any such Guarantor Security Agreement or Mortgage, or otherwise to effect the intent that such New Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Purchase Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty and Guarantor Security Agreement shall not be required to be provided to Agent with respect to any New Subsidiary of an Issuer Party that is a CFC if providing such documents would result in material adverse tax consequences to the Issuer Parties as determined by the Agent in its sole and absolute discretion, provided further, that at any time such material adverse tax consequences to the Issuer Parties cease to exist, such New Subsidiary shall execute and deliver the foregoing Guaranty, Guarantor Security Agreement and other documents to the Agent; and

(ii) subject to applicable Gaming Laws, each Issuer Party that is the owner of the Capital Stock of such New Subsidiary to execute and deliver promptly and in any event within three Business Days after the formation or acquisition of such New Subsidiary a joinder to the Guarantor Security Agreement (if it is not already a party thereto), together with (A) if such New Subsidiary is not a CFC, or is a CFC and the pledge of 100% of the voting Capital Stock of such CFC would not result in material adverse tax consequences to the Issuer Parties, (w) certificates (if any) evidencing all of the Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guaranteed, (y) such opinions of counsel and such approving certificate of such New Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents, or (B) if such New Subsidiary is a CFC and the granting of a pledge of more than 65% of the voting Capital Stock of such CFC would result in material adverse tax consequences to the Issuer Parties, (w) certificates (if any) evidencing 65% of the outstanding voting Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guarantee, (y) such opinions of counsel and such approving certificate of such New Subsidiary as Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Agent.

(iii) each Existing Foreign Subsidiary and each Issuer Party that is the owner of the Capital Stock of such Existing Foreign Subsidiary to execute and deliver the documents referred to in clauses (i) and (ii) of this Section 6.01(b) at any time the execution thereof would not result in material adverse tax consequences to the Issuer Parties, as determined by the Agent in its sole and absolute discretion.

(iv) Notwithstanding anything to the contrary above, at any time that the Senior Credit Agreement is in effect, any original stock certificates, stock powers or notes required by this Section 6.01(b) to be delivered to the Agent will not be required to be delivered to the Agent if such items are delivered to the Senior Credit Facility Agent pursuant to the Senior Credit Agreement. The stock certificates of any Subsidiary of the Issuer that holds a Gaming License in the State of Nevada will be held in the State of Nevada.

Each Issuer Party hereby further agrees that if any guaranty is hereafter given or any Liens are hereafter granted by such Issuer Party to the Senior Lenders, the Agent shall be entitled to receive guaranties from the same Issuer Parties and Liens on the same property, and such guaranties and Liens of the Senior Lenders shall be subject to the Subordination Agreement.

Anything to the contrary contained in the foregoing notwithstanding, the pledge of the Capital Stock of the New Subsidiary and the pledge of the Capital Stock of any Subsidiary of the New Subsidiary shall be subject to receipt of applicable approvals from Gaming Authorities if necessary, which approvals the Issuer Parties shall use commercially reasonable best efforts to obtain.

(c) Compliance with Laws, Etc.

(i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, compliance with all Gaming Laws and Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) the filing of a report with the Nevada Gaming Authorities with respect to this Agreement and the Senior Credit Agreement.

(ii) Specifically, with regard to the covenants set forth in Sections 6.01(b)(i) and (b)(ii), the Issuer Parties hereby acknowledge, understand and agree and each other Person that concurrently with the execution and delivery of the Purchase Documents or at any time thereafter, acquires any right, title or interest in any Capital Stock pursuant to the Purchase Documents or the exercise of any right, power or remedy provided for therein by virtue of such acquisition of the Capital Stock, shall be deemed to have acknowledged, understood and agreed that:

(A) Unless approved in advance by the Nevada Gaming Authorities and the Mississippi Gaming Authorities, the pledge of the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation (the “Pledged Securities”), shall not be subject to the pledge under this Agreement or any other Purchase Document, and the grant of any security interest shall not be effective for any purpose as to any Pledged Securities, nor shall any interest in any Pledged Securities issued be transferred in any manner whatsoever to any other Person.

(B) No Pledged Securities shall be otherwise sold, assigned, transferred, pledged or otherwise disposed of, whether pursuant to the Agreement or any other Purchase Document or the exercise of any right, power or remedy provided for herein, therein or otherwise, unless the grant of the security interest or such other disposition as the case may be, has been approved in advance by the Nevada Gaming Authorities and the Mississippi Gaming Authorities. Without limiting the generality of foregoing, approval of any pledge agreement by the Nevada Gaming Authorities and the Mississippi Gaming Authorities shall not constitute permission to foreclose on the same or make any other disposition of the Pledged Securities without a further order or approval of the Nevada Gaming Authorities and the Mississippi Gaming Authorities.

(C) Unless the Agent, or any other Person required to do so, has obtained any and all licenses, findings of suitability or approvals required by the Nevada Gaming Control Act and the regulations thereunder, the Agent or other such Person shall not receive any dividend, payment or other distribution from, or exercise any right in respect to, any Pledged Securities.

(D) Unless approved in advance by the Nevada Gaming Authorities and the Mississippi Gaming Authorities, no restriction on the transfer of the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation, or any covenant or agreement not to encumber any the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation, shall be effective for any purpose whatsoever.

(E) The physical location of each certificate evidencing one or more of the Pledged Securities shall at all times remain within the territory of the state of Nevada, and each of such certificates shall be made available for inspection by agents of the Nevada Gaming Authorities and the Mississippi Gaming Authorities immediately upon request during normal business hours. Except as permitted by the Nevada Gaming Authorities and the Mississippi Gaming Authorities for the purpose of perfecting the Liens created by any pledge agreement, the holder of any such certificate shall not surrender or transfer possession of the same without the prior approval of the Nevada Gaming Authorities and the Mississippi Gaming Authorities. The Person located within the territory of the state of Nevada designated to hold the Pledged Securities on behalf of the Agent for the purpose of perfecting the Pledge Agreement is will be the Person so designated and approved by the Nevada Gaming Authorities and the Mississippi Gaming Authorities.

(F) Notwithstanding any provision contained in this Agreement or any other Purchase Document to the contrary, if the granting of a security interest in the Capital Stock of any Gaming Subsidiary and any direct or intermediary holding companies thereof that are not a publicly traded corporation shall conflict with or violate any Gaming Laws, the Agent agrees to (x) release such capital stock from the Liens created by the Purchase Documents to the extent necessary to avoid such conflict or violation or (y) take any other action, including filing for applicable approvals, sufficient to avoid such conflict or violation. The Agent further acknowledges and agrees that, prior to exercising any remedies set forth in the Purchase Documents with respect to the Pledged Securities subject to or affected by any Gaming Laws, the Agent shall obtain any and all approvals as may be required by applicable Gaming Laws.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except to the extent failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of Agent at any time, from time to time, and, so long as no Default or Event of Default shall have occurred and be continuing, at reasonable times and in reasonable intervals in a manner so as to not unduly disrupt the business of the Issuer Parties, at the expense of the Issuer, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All policies covering the Collateral are to be made payable to Agent for the benefit of itself and the Purchasers, as its interests may appear, in case of loss, under a standard non-contributory “Purchaser” or “secured party” clause and are to contain such other provisions as Agent may require to fully protect the Purchasers’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Agent and such other Persons as Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to Agent of the exercise of any right of cancellation (or upon 10 days prior written notice to Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium). If any Issuer Party or any of its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at the Issuer’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right, in the name of the Purchasers, any Issuer Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to Agent any documentation of such compliance which Agent may reasonably request; (iii) provide Agent written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agent with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Issuer Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Issuer Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless Agent and the Purchasers and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Issuer Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against Agent or any Purchaser.

(j) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Purchase Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Issuer Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Purchase Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto Agent and each Purchaser the rights now or hereafter intended to be granted to it under this Agreement or any other Purchase Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Issuer Party (A) authorizes Agent to execute any such agreements, instruments or other documents in such Issuer Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, and (B) authorizes Agent to file any financing statement required hereunder or under any other Purchase Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office.

(k) Change in Collateral; Collateral Records. (i) Give Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 5.01(bb) and with respect to which Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to Agent for the benefit of itself and the Purchasers from time to time, solely for Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as Agent may reasonably require, designating, identifying or describing the Collateral.

(l) Landlord Waivers; Collateral Access Agreements.

(i) At any time any Collateral with a book value in excess of $250,000 is located on any real property of the Issuer or any other Issuer Party (other than any real property existing on the Effective Date) which is not owned by the Issuer or any other Issuer Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) At any time any Collateral with a book value in excess of $250,000 is located on any real property of the Issuer or any other Issuer Party (other than any real property existing on the Effective Date) which is not owned by the Issuer or any other Issuer Party, use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to Agent, providing access to Collateral located on any premises not owned by the Issuer or any other Issuer Party in order to remove such Collateral from such premises during an Event of Default.

(m) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates (other than the Indebtedness under the Senior Credit Facility), to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to Agent and the Purchasers in accordance with a subordination agreement in form and substance satisfactory to Agent.

(n) After Acquired Property. Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, promptly so notify Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Issuer Party’s or its applicable Subsidiary’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). Agent shall notify the Issuer whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to Agent the following, each in form and substance satisfactory to Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of Agent and the Purchasers thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to Agent by a company reasonably satisfactory to Agent, and (vi) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and Agent, and (vii) such other documents or instruments (including guarantees and opinions of counsel) as Agent may reasonably require. The Issuer shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Issuer Party’s obligations under this Section 6.01(n).

(o) Fiscal Year. Cause the Fiscal Year of the Issuer and its Subsidiaries to end on December 31st of each calendar year unless Agent consents to a change in such fiscal year of Issuer and its Subsidiaries (and appropriate related changes to this Agreement).

(p) Licenses and Permits. (i) Ensure that all licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Nevada Gaming Authorities and Mississippi Gaming Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by Issuer or its Subsidiaries are in full force and effect except for such licenses, permits, consents and similar rights the failure to maintain in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) comply, in all material respects, with all of the provisions thereof applicable to it, and (iii) comply with all provisions and requirements of all Gaming Licenses held by Issuer or its Affiliates.

(q) Form D and Blue Sky. The Issuer agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Issuer will, on or before the Closing Date, take such action as the Issuer will reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers on the Closing Date pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and will provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date. The Issuer will make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(r) Reporting Status. Until the earlier of (i) the date that is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(b) promulgated under the Securities Act (or successor thereto), and (ii) the date as of which the Investors (as that term is defined in the Registration Rights Agreement) have sold all of the Conversion Shares and the Warrant Shares and no Notes or Warrants remain outstanding, the Issuer will file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Issuer will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

(s) Reservation of Shares. The Issuer will take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 110% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all outstanding Notes (without regard to any limitations on conversions) and 110% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrants (without regard to any limitations on exercises).

(t) Listing. The Issuer will promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and will maintain, so long as any other shares of Common Stock will be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Purchase Documents. The Issuer will maintain the Common Stock’s authorization for quotation on Nasdaq or listed on The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. (as applicable, the “Principal Market”). Neither the Issuer nor any of its Subsidiaries will take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock from the Principal Market. The Issuer will pay all fees and expenses in connection with satisfying its obligations under this Section 6.01(t).

(u) Disclosure of Transactions and Other Material Information.

(i) Before 8:00 a.m. (New York Time) on the second Business Day following the Closing Date, the Issuer will file a Form 8-K with the SEC describing the closing hereunder and if not already filed with the SEC, including as exhibits to such Form 8-K this Agreement, the Note, the Registration Rights Agreement, the Warrants and the Issuer Security Agreement and the Guarantor Security Agreement, in the form required by the Exchange Act (the “Announcing Form 8-K”). If not already contained in a Form 8-K filed with the SEC prior to the date of the Announcing Form 8-K, the Announcing Form 8-K will also contain a description of the terms of the Senior Credit Facility including information concerning the occurrence of the closing thereunder and including as exhibits to the Announcing Form 8-K the credit agreement, security documents and Senior Lender Equity documents, in the form required by the Exchange Act. The Issuer shall provide the Agent a prior draft of the Announcing Form 8-K and the Issuer will review such draft and consult with the Agent in connection with the Announcing Form 8-K.

(ii) From and after the filing of the Announcing Form 8-K with the SEC, no Purchaser will be in possession of any nonpublic information received from the Issuer, any of its Subsidiaries or any of its respective officers, directors, employees or agents that is not disclosed in the Announcing Form 8-K the omission to state which, in connection with a purchase or sale of securities, would result in the Purchaser’s violating the Securities Act, the Exchange Act, or applicable state securities or Blue Sky laws. From and after the filing of the Announcing Form 8-K with the SEC, without the express written consent of the Purchaser, the Issuer will not, and will cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any nonpublic information the omission to state which, in connection with a purchase or sale of securities, would result in the Purchasers violating the Securities Act, the Exchange Act, or applicable state securities or Blue Sky laws. In the event of a breach of the foregoing covenant by the Issuer, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Purchase Documents, a Purchaser will have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Issuer, its Subsidiaries, or any of its or their respective officers, directors, employees or agents; provided that such Purchaser shall have given Issuer at least one Business Day prior notice of such public disclosure. No Purchaser will have any liability to the Issuer, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. The provisions of this Section 6.01(u)(ii) will not restrict or prevent, and this Section 6.01(u)(ii) will not be deemed breached by virtue of, the provision of any information to any person serving as a director of the Company pursuant to Section 6.01(w) or any information provided to IGT pursuant to Section 6.01(y).

(iii) Except for the Announcing Form 8-K, no Issuer Party nor any of their Affiliates will issue any press releases, shareholder notices or otherwise make any other public disclosures, filings or statements with respect to the transactions contemplated hereby or by the Asset Purchase and License Agreement or by the Senior Loan Documents or disclose the name of any Purchaser without the prior consent of the Agent. Notwithstanding the foregoing, the Issuer may issue a press release or make a public announcement or disclosure with respect to the transactions contemplated hereby to the extent that the Issuer has been advised by legal counsel that such disclosure is required by law, provided that in such case, the Agent will be provided a prior draft of such release, announcement or filing and the Issuer will review such draft and consult with the Agent prior to its release or filing.

(v) Transfer and Depositary Agent Instructions. The Issuer will issue irrevocable instructions to its transfer agent (the “Irrevocable Transfer Agent Instructions”), and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Issuer upon conversion of the Notes or exercise of the Warrants. The Issuer warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6.01(v) will be given by the Issuer to its transfer agent and that the Securities will otherwise be freely transferable on the books and records of the Issuer as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Purchaser provides the Issuer with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act or the Purchaser provides the Issuer with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Issuer will permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Issuer acknowledges that the remedy at law for a breach of its obligations under this Section 6.01(v) will be inadequate and agrees, in the event of a breach or threatened breach by the Issuer of the provisions of this Section 6.01(v), that the Purchasers will be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(w) Governance Matters.

(i) At any time following the Closing Date, IGT will have the right to nominate one individual who satisfies all legal and regulatory requirements regarding service as a director of the Issuer, to serve as a Class I director of the Issuer (the “Board Representative”). Following the identification of such Board Representative the Issuer will promptly, and in no event later than seven days following such identification, cause such Board Representative to be appointed or elected as a Class I director to the Board of Directors. After such appointment or election, the Issuer will recommend to its shareholders the election of the Board Representative as a Class I director at the Issuer’s meeting of shareholders at which elections to the Board of Directors is a proposal being voted on at such meeting, subject to satisfaction of all legal and regulatory requirements regarding service as a director of the Issuer. If both of (i) IGT and its Affiliates no longer beneficially own five percent (5%) or more of the issued and outstanding shares of Common Stock (assuming full conversion only of any Notes outstanding that are held by IGT and its Affiliates in such calculation), and (ii) the aggregate principal amount of the Notes held by IGT and its Affiliates plus the aggregate Weighted Average Price of Conversion Shares at the time such Conversion Shares were issued, that are held by IGT and its Affiliates is less than $7,500,000, IGT will have no further rights and the Issuer will have no further obligations under this Section 6.01(w). If IGT has no rights to nominate the Board Representative, the Board Representative will resign upon no less than ten days prior written notice that the Board of Directors has requested such resignation.

(ii) The Board Representative (including any successor nominee) duly selected in accordance with Section 6.01(w)(i) will, subject to applicable law, be one of the Issuer’s and the Issuer’s Nominating and Corporate Governance Committee’s nominees to serve on the Board of Directors. The Issuer will use all reasonable best efforts to have the Board Representative elected as a Class I director of the Issuer and the Issuer will solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.

(iii) Upon the death, resignation, retirement, disqualification or removal from office of the Board Representative, IGT will have the right to again nominate a replacement Board Representative. The Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting from such death, resignation, retirement, disqualification or removal, with such newly identified Board Representative (including such person, subject to applicable law, being one of the Issuer’s and the Issuer’s Nominating and Corporate Governance Committee’s nominees to serve as a Class I director on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Issuer and the Issuer soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(iv) The Board Representative will be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative will be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Issuer will notify the Board Representative of all regular and special meetings of the Board of Directors and will notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Issuer will provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

(x) Management and Director Lock-Up. Prior to the Effective Date, the Issuer will have obtained the written agreement of each of its directors and executive officers, which individuals are listed on Schedule 6.01(x), pursuant to which each such individual will agree that for so long as they remain in such capacity with the Issuer or any of its Affiliates, such individual will not, during the period commencing on the Effective Date and ending on the first annual anniversary of the Effective Date, (i) offer, pledge in margin transactions, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the voting rights or economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided however, any securities of the Issuer held by any such individuals may be assigned or transferred (x) by will or the laws of descent and distribution provided that any transferee will be bound by the restrictions set forth herein, and (y) to immediate family members and for estate planning purposes, provided that any transferee remains bound by the restrictions set forth herein. In addition, each such individual will agree that such individual will not, during the period commencing on the Effective Date and ending on the first annual anniversary of the Effective Date, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Such agreements will be in form and substance satisfactory to IGT in its sole and absolute discretion. After the Effective Date, if any individual is appointed or elected as a director or executive officer to replace or otherwise assumes the duties or responsibilities of any of the individuals listed on Schedule 6.0(x), the Issuer shall cause such individual to execute the same agreement upon the effectiveness of such position and the Issuer shall promptly deliver such executed agreement to IGT.

(y) Right of First Negotiation. Subject to the terms and conditions specified in this Section 6.01(y), in the event the Issuer or any of its Subsidiaries considers a transaction pursuant to which it would (i) offer or sell any debt or equity securities or any rights with respect to any debt or equity securities of the Issuer or any of its Subsidiaries, or enter into any Permitted Refinancing of the Senior Credit Facility, (ii) enter into any merger, consolidation, share exchange, business combination, joint venture, partnership or similar transaction, or (iii) enter into any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of its capital stock or assets (each, a “Material Transaction”), the Issuer will first notify IGT and will not proceed with any such Material Transaction unless and until it has complied with the provisions of this Section 6.01(y).

(i) The Issuer will deliver to IGT a written notice of its bona fide intention to consider a Material Transaction (the “Notice”) stating (i) the general nature of the potential Material Transaction and (ii) the expected material terms of the Material Transaction (to the extent then determined by the Issuer), including, but not limited to, price, conditions, terms and time period to close the Material Transaction.

(ii) By written notification received by the Issuer, within ten days after IGT’s receipt of the Notice, IGT may elect to require the Issuer to enter into exclusive negotiations with IGT regarding the potential Material Transaction described in the Notice (the “Noticed Transaction”). If IGT does not provide such written notice to the Issuer within the time period prescribed above, IGT shall have no further rights under this Section 6.01(y) with respect to the Noticed Transaction, and the Issuer shall be free to negotiate and consummate a Material Transaction of the type described in the Notice (without limitation on the terms and conditions thereof) with one or more third parties.

(iii) If IGT validly elects to exercise its right of first negotiation with respect to the Noticed Transaction pursuant to this Section 6.01(y), then, for a period of up to 10 days following such election by IGT, the parties shall negotiate in good faith regarding the terms upon which they may enter into the Noticed Transaction.

(iv) If, at the end of such 10-day period, the parties have not reached mutual agreement with regard to such terms as evidenced by a fully written, executed and delivered definitive agreement with respect to the Noticed Transaction and have not agreed to extend the exclusivity period for continued negotiations, IGT shall have no further rights under this Section 6.01(y) with respect to the Noticed Transaction, and the Issuer shall be free to negotiate and consummate a Material Transaction of the type described in the Notice (without limitation on the terms and conditions thereof) with one or more third parties. The failure to approve or execute an agreement regarding the terms of a Material Transaction shall not constitute a breach of this Agreement by either party.

(v) If the Issuer does not enter into an agreement with a third party for a Material Transaction of the type described in a Notice within six months following the end of the applicable 10-day period described above (or any extension thereof), or if such agreement is not consummated within 180 days after the execution thereof, the right of first negotiation provided pursuant to this Section 6.01(y) will be deemed to be revived and applicable to such potential Material Transaction.

(vi) The right of first negotiation in this Section 6.01(y) will not be applicable to: (i) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Issuer or any of its Subsidiaries pursuant to the Equity Incentive Plans or similar plans approved by the Board of Directors of the Issuer; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities of the Issuer outstanding on the Closing Date on the same terms and conditions as in effect on the Closing Date; (iii) securities issued in connection with any stock split or stock dividend of the Issuer; or (iv) the issuance of shares of Common Stock pursuant to the Senior Lender Equity in the form on the Effective Date.

(vii) The right of first negotiation set forth in this Section 6.01(y) may not be assigned or transferred except that such right is assignable by IGT to any Affiliate of IGT.

(viii) The provisions of this Section 6.01(y) will terminate on the six year anniversary of the Effective Date.

(z) Additional Warrants. If on November 15, 2008, the average of the Weighted Average Price of the Common Stock for the 20 trading days prior to such date is less than $1.50, the Issuer shall immediately issue to IGT additional warrants (the “Additional Warrants”) to acquire shares of Common Stock in an amount such that the Warrants issued on the Closing Date plus the Additional Warrants equals a total value of $825,000 (calculated in accordance with a Black-Scholes valuation model); provided that in no event may the Additional Warrants be issuable for more than 1,800,000 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations and similar transactions after the date hereof). The Additional Warrants shall have an initial exercise price equal to the average Weighted Average Price of the Common Stock for the 20 trading days prior to November 15, 2008.

(aa) Supplemental Disclosure. The Issuer will promptly supplement or amend in writing each of the Disclosure Schedules with respect to any matter of which the Issuer becomes aware that arises or is discovered after the Effective Date that, if existing or known on the Effective Date, would have been required to be set forth or listed in the Disclosure Schedules; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such supplemental or amended disclosure will not be deemed to have been disclosed to the Purchasers, unless the Required Purchasers otherwise consent in writing in their sole and absolute discretion.

(bb) Notification of Certain Matters. The Issuer will give prompt notice to the Agent of (i) the occurrence, or failure to occur, of any event that any Issuer Party believes could cause any of the Issuer’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time during or prior to Closing, and (ii) any failure of any Issuer Party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(cc) Certain Gaming Applications. Upon the Closing Date, Issuer will, and will cause each of its Subsidiaries to, cause the filing of applications for the pre-approvals of Gaming Authorities with respect to the exercise of the conversion rights under the Notes in those jurisdictions where such pre-approvals are available. Upon request of the Agent or Required Lenders, Issuer will, and will cause each of its Subsidiaries to immediately file applications for all required approvals of Gaming Authorities with respect to the exercise of the conversion rights under the Notes. In the event that Issuer fails to make such applications within five days after the Closing Date or one (1) day of the request, each Issuer Party hereby irrevocably appoints and authorizes the Agent as attorney in fact of such Issuer Party for the purpose of preparing signing, filing and prosecuting to final action of the applicable Gaming Authorities any such applications.

Section 6.02 Negative Covenants. Except as set forth in Section 6.02(s), so long as any principal of or interest on any Notes or any other Obligation shall remain unpaid (whether or not due), other than contingent indemnification obligations which survive the payment or conversion in full of all principal and interest under the Notes, each Issuer Party shall not and shall not permit any of its Subsidiaries to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness; provided that at no time will Issuer and its Subsidiaries have aggregate Indebtedness (other than the Obligations) of more than the greater of (i) $30,000,000 and (ii) 20% of the market capitalization of Issuer as reported on the Principal Market.

(c) Fundamental Changes; Dispositions; Issuance or Sale of Capital Stock. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or issue or sell any Capital Stock of the Issuer or its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(i) any wholly-owned Subsidiary of any Issuer Party (other than the Issuer) may be merged into the Issuer or any other Issuer Party or another wholly-owned Subsidiary of Issuer or any other Issuer Party, or may consolidate with another wholly-owned Subsidiary of Issuer or any other Issuer Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Issuer Party gives Agent at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Purchasers’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as an Issuer Party hereunder and is a party to a Guaranty and the Guarantor Security Agreement and the Capital Stock of which Subsidiary is the subject of the Issuer Security Agreement or Guarantor Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any Issuer Party and its Subsidiaries may make Permitted Dispositions;

(iii)(A) any Subsidiary of the Issuer may sell or issue its Capital Stock or the Capital Stock of its Subsidiaries (in each case, other than Prohibited Preferred Stock) to an Issuer Party (so long as such sale or issuance is made subject to Agent’s Liens on such Capital Stock), (B) any Subsidiary of the Issuer that is not an Issuer Party may sell or issue its Capital Stock or the Capital Stock of its Subsidiaries to another Subsidiary that is not an Issuer Party, and (C) any Subsidiary not organized under the laws of the United States or any State thereof may issue director’s shares in order to comply with local law;

(iv) Issuer may sell or issue its Capital Stock (other than Prohibited Preferred Stock) to any Person so long as a Change of Control would not result therefrom;

(v) Issuer may issue or grant its Common Stock or options to purchase Common Stock pursuant to stock option or equity incentive plans for the benefit of directors, employees, or consultants of the Issuer and its Subsidiaries, provided that (A) the aggregate number of options, stock grants or restricted stock granted pursuant to such plans during any calendar year does not exceed 3% of the issued and outstanding shares of Common Stock as of the first date of such year, (B) the aggregate number of stock grants or restricted stock granted pursuant to such plans during any calendar year does not exceed 1% of the issued and outstanding shares of Common Stock as of the first date of such year, and (C) the exercise price for any options granted pursuant to such plans shall not be lower than the then fair market value of the Common Stock on the date of grant;

(vi) each Issuer Party may issue its Capital Stock pursuant to the exercise of warrants outstanding as of the Effective Date;

(vii) Issuer may issue its Capital Stock pursuant to a conversion of the Obligations in accordance with the Purchase Documents;

(viii) Issuer may issue the Senior Lender Equity;

(ix) the Issuer and its wholly-owned Subsidiaries may make Permitted Acquisitions and the Issuer may issue its Capital Stock to the extent raised substantially concurrently with and used to finance the consideration for a Permitted Acquisition; and

(x) the Issuer may pay dividends in the form of Common Stock.

(d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(l) or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant without the prior written consent of Agent; provided that the Issuer may change its independent certified public accountant on a one time basis after the Effective Date upon prior written notice to Agent.

(e) Acquisition, Loans, Advances, Investments, Etc. Make or commit or agree to make any Acquisition, loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the Effective Date, as set forth on Schedule 6.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by an Issuer Party to another Issuer Party, made in the ordinary course of business, provided that the aggregate amount of all such loans and advances at any time outstanding shall not exceed $100,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, loans made by an Issuer Party to any Subsidiary of an Issuer Party, which Subsidiary is not an Issuer Party, provided that the aggregate amount of such loans and advances shall not exceed $1,000,000 in the aggregate, (iv) loans by any Subsidiary of the Issuer that is a CFC to another Subsidiary of the Issuer that is a CFC, (v) trade credit extended to account debtors in the ordinary course of business and consistent with past practices and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (vi) loans and advances to employees of the Issuer or its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances at any time outstanding shall not exceed $100,000, (vii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (viii) other investments, including investments in joint ventures, in an aggregate amount not to exceed $1,000,000, (ix) Permitted Investments, (x) Permitted Acquisitions, (xi) investments received as consideration in connection with a Permitted Disposition, and (xii) the sale or issuance of Capital Stock of the Issuer or its Subsidiaries permitted pursuant to Section 6.02(c).

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under Capitalized Leases other than Capitalized Leases which would not cause the aggregate amount of all Capitalized Lease Obligations incurred after the Effective Date owing by all Issuer Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 6.02(g).

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Issuer Parties and their Subsidiaries to exceed in any fiscal quarter, the amounts set forth below opposite that fiscal quarter:

Fiscal Quarter Ending:	Maximum Capital Expenditures:
September 30, 2008	$250,000
December 31, 2008	$250,000
March 31, 2009	$350,000
June 30, 2009	$350,000
September 30, 2009	$400,000
December 31, 2009	$400,000
March 31, 2010	$400,000
June 30, 2010	$400,000
September 30, 2010	$450,000
December 31, 2010	$450,000
March 31, 2011	$450,000
June 30, 2011	$450,000

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Issuer Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Issuer Party or any direct or indirect parent of any Issuer Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Issuer Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Issuer Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Issuer Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Issuer Party; provided, however, that (A) any Subsidiary of an Issuer Party may pay dividends, distributions or advances to such Issuer Party, (B) subject to Section 6.02(c), the Issuer may pay dividends in the form of common Capital Stock, (C) the Issuer may repurchase restricted shares of Capital Stock issued pursuant to the Issuer’s equity incentive plans as of the Effective Date, (D) the Issuer may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other rights to purchase, or the conversion of securities convertible into, the Capital Stock of an Issuer Party, and (E) the Issuer may repurchase shares of Capital Stock of the Issuer pursuant to plans or arrangements adopted by the Issuer’s Board of Directors so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

(i) Federal Reserve Regulations. Permit the Notes or the proceeds of the Notes under this Agreement to be used for any purpose that would cause such Note to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Issuer Party, (iii) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, severance and other benefit plans)

and, in the case of senior officers or director, indemnification arrangements, in each case approved in good faith by the board of directors of the Issuer, (iv) transactions related to any tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes, and (v) transactions permitted by Section 6.02(e) or (h).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Issuer Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Issuer Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Issuer Party or any of its Subsidiaries, (iii) to make loans or advances to any Issuer Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Issuer Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(k) shall prohibit or restrict compliance with:

(l) this Agreement and the other Purchase Documents;

(i) the agreements and documents executed or delivered in connection with the Senior Credit Facility;

(ii) any agreements in effect on the date of this Agreement and described on Schedule 6.02(k);

(iii) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(iv) in the case of clause (iv) of the first paragraph in this Section, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed;

(v) in the case of clause (iv) of the first paragraph in this Section, any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto; and

(vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.02(c) pending consummation of such sale.

(vii) Limitation on Issuance of Preferred Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of Prohibited Preferred Stock, any securities convertible into or exchangeable for Prohibited Preferred Stock or any warrants to purchase Prohibited Preferred Stock.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Purchasers or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such other Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 6.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor;

(iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(p) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(q) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

(r) Inactive Subsidiaries. Permit Mikohn Holdings to own any assets other than 175,800 shares of Common Stock, incur any liabilities (other than de minimis liabilities), or engage in any business activity. Permit EndX to own any assets, incur any liabilities (other than certain tax liabilities not exceeding $10,000), or engage in any business activity.

(s) Regulatory Acknowledgement. The parties to this Agreement acknowledge and agree that any negative covenant set forth in this Section 6.02 and requiring regulatory approval pursuant to Gaming Laws in Nevada or Mississippi is not binding or enforceable unless or until approved by the applicable Nevada Gaming Authorities and Mississippi Gaming Authorities.

Section 6.03 Financial Covenants. So long as any principal of or interest on any Notes or any other Obligation shall remain unpaid (whether or not due), other than contingent indemnification obligations which survive the payment or conversion in full of all principal and interest under the Notes, each Issuer Party shall not and shall not permit any of its Subsidiaries to:

(a) Minimum Adjusted Consolidated EBITDA. Permit Adjusted Consolidated EBITDA for the relevant Measurement Period ending on any date below, to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Adjusted Consolidated EBITDA:
September 30, 2008	$990,000
December 31, 2008	$3,510,000
March 31, 2009	$3,510,000
June 30, 2009	$4,500,000
September 30, 2009	$6,480,000
December 31, 2009	$7,110,000
March 31, 2010	$7,830,000
June 30, 2010	$8,010,000
September 30, 2010	$8,820,000
December 31, 2010	$9,900,000
March 31, 2011	$10,800,000
June 30, 2011	$11,700,000

(b) Total Debt Service Coverage Ratio. Permit the Total Debt Service Coverage Ratio as of the relevant Measurement Period ended on any date below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Total Debt service Coverage Ratio:
September 30, 2008	0.90 to 1:00
December 31, 2008	1.80 to 1:00
March 31, 2009	1.08 to 1.00
June 30, 2009	1.08 to 1:00
September 30, 2009	1.26 to 1:00
December 31, 2009	1.17 to 1:00
March 31, 2010	1.08 to 1.00
June 30, 2010	0.95 to 1:00
September 30, 2010	1.08 to 1:00
December 31, 2010	1.17 to 1:00
March 31, 2011	1.35 to 1:00
June 30, 2011	1.44 to 1:00

(c) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter (with deficits shown in square brackets):

Fiscal Quarter Ending:	Minimum Consolidated Tangible Net Worth:
September 30, 2008	[$	4,290,000	]
December 31, 2008	[$	1,265,000	]
March 31, 2009	[$	3,520,000	]
June 30, 2009	[$	3,630,000	]
September 30, 2009		$0
December 31, 2009		$1,755,000
March 31, 2010		$1,530,000
June 30, 2010		$1,710,000
September 30, 2010		$2,250,000
December 31, 2010		$7,650,000
March 31, 2011		$7,830,000
June 30, 2011		$8,370,000

(d) Minimum Liquidity. Permit Liquidity as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Liquidity:
September 30, 2008	$5,850,000
December 31, 2008	$7,650,000
March 31, 2009	$6,300,000
June 30, 2009	$7,200,000
September 30, 2009 and all subsequent fiscal quarters	$8,100,000

ARTICLE VII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 7.01 Collection of Accounts Receivable; Management of Collateral. From and after the Closing Date:

(a) The Issuer Parties shall assist Agent in, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to the Issuer Parties’ principal concentration accounts with the financial institution set forth on Schedule 7.01 hereto, or another financial institution that is acceptable to Agent in its sole discretion (the “Blocked Account Bank”), and entering into a control agreement (a “Blocked Account Agreement”) relating to the Blocked Accounts with the applicable Issuer Party and the Blocked Account Bank. Pursuant to a lockbox agreement in form and substance acceptable to the Agent (the “Lockbox Agreement”) among the Issuer Parties, the Blocked Account Bank (or an affiliate thereof) (the “Lockbox Processor”), the Blocked Account Bank, and the Agent, the Issuer Parties shall (i) establish and maintain one or more lockboxes in the name of Issuer Parties with the Lockbox Processor, and (ii) irrevocably instruct their respective account debtors, with respect to their respective accounts receivable, to remit all payments to be made by checks or other drafts to such lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment directly to the Blocked Accounts and shall instruct the Lockbox Processor to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day, except as otherwise provided for in the Lockbox Agreement. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Issuer Party from any account debtor, as proceeds from its accounts receivable, or as proceeds of any other Collateral, shall be held by the Issuer Party in trust for Agent and the Purchasers (or the Senior Credit Facility/Agent while the Senior Credit Agreement remains in effect) and upon receipt be deposited by such Issuer Party in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Issuer Parties shall not commingle such collections with their own funds or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instruments received by Agent shall constitute final payment to Agent unless and until such checks, drafts or instruments have actually been collected.

(b) Each Blocked Account Bank shall establish and maintain Blocked Account Agreements with Agent and the applicable Issuer Party, in form and substance acceptable to Agent. Each such Blocked Account Agreement shall provide, among other things, that (i) the Blocked Account Bank will comply with any instructions originated by Agent (or the Senior Credit Facility Agent while the Senior Credit Agreement remains in effect) directing the disposition of the funds in such Blocked Account without further consent by any Issuer Party, (ii) the Blocked Account Bank will subordinate its rights of setoff or recoupment or any other claim against the applicable Blocked Account other than for payment of its service fees and other charges directly related to the administration of such Blocked Account and for returned checks or other items of payment, and (iii) from and after the date (the “Triggering Event Date”) that the Blocked Account Bank receives written notification from Agent (or the Senior Credit Facility Agent while the Senior Credit Agreement remains in effect) (the “Triggering Event Notice”), the Blocked Account Bank will forward, by daily sweep, all amounts in the applicable Blocked Account to Agent’s Account (or an account designated by the Senior Credit Facility Agent while the senior Credit Facility is in effect). Agent agrees that it shall not provide a Triggering Event Notice or any other instructions to the Blocked Account Bank or any other depository bank or securities intermediary or the Lockbox Processor directing the disposition of the funds in any Blocked Account or any other deposit account or securities account of an Issuer Party or the checks or other drafts received by the Lockbox Processor unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing (but subject to the rights of the Senior Credit Facility Agent under the Senior Credit Agreement), (x) Agent shall be free to exercise its right to issue a Triggering Event Notice and the subsequent elimination, cure or waiver of such Event of Default shall not eliminate the effectiveness of such Triggering Event Notice, and (y) Agent shall issue a Triggering Event Notice upon the request of the Required Purchasers; provided that notwithstanding the foregoing, the Issuer Parties shall be allowed to maintain petty cash balances outside of the Blocked Accounts in an aggregate amount not to exceed $25,000.

(c) Subject to the arrangements described in Sections 7.01(a) and (b), each Issuer Party will enforce, collect and receive all amounts owing on its accounts receivable for Agent’s benefit and on Agent’s behalf, but at such Issuer Party’s expense. Such privilege shall terminate, at the election of Agent, upon the occurrence and during the continuance of an Event of Default.

(d) Notwithstanding any other terms set forth in the Purchase Documents, the rights and remedies of Agent and the Purchasers herein provided, and the obligations of the Issuer Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Purchase Document or as provided by law.

Section 7.02 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, Agent may (but subject to the rights of the Senior Credit Facility Agent under the Senior Credit Agreement) at any time and from time to time employ and maintain on the premises of any Issuer Party or any of its Subsidiaries a custodian selected by Agent who shall have full authority to do all acts necessary to protect Agent’s and the Purchasers’ interests. Each Issuer Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by Agent by reason of the employment of the custodian shall be the responsibility of the Issuer and charged to the Note Account.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Issuer shall fail to pay any principal of or interest on any Note, any Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Purchase Document when due (whether by redemption, scheduled maturity, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Issuer Party or by any officer of the foregoing under or in connection with any Purchase Document or under or in connection with any report, certificate, or other document delivered to Agent or any Purchaser pursuant to any Purchase Document shall have been incorrect in any material respect when made or deemed made;

(c) either (i) any Issuer Party shall fail to perform or comply with any covenant or agreement contained in Section 6.01(a), Section 6.01(p), Section 6.02, Section 6.03, or Article VII, or (ii) any “event of default” (as defined in any other Purchase Document) shall occur;

(d) any Issuer Party shall fail to perform or comply with any other term, covenant or agreement contained in any Purchase Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Issuer Party becomes aware of such failure and the date written notice of such default shall have been given by Agent to such Issuer Party;

(e) the Issuer or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $250,000 (or, with respect to Indebtedness under the Corporate Services commercial Card Account Agreement between American Express and the Issuer at any time such Indebtedness is fully-supported by a letter of credit that is fully cash-collateralized by the Issuer, $500,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Issuer or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Issuer or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Purchase Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Issuer Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Issuer Party or any of its Subsidiaries or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Issuer Party shall deny in writing that it has any liability or obligation purported to be created under any Purchase Document;

(i) the Issuer Security Agreement, the Guarantor Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Agent for the benefit of itself and the Purchasers on any Collateral purported to be covered thereby;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Issuer Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Issuer Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $500,000 per judgment, award, order or settlement or $1,000,000 in the aggregate in any twelve-month period shall be rendered against Issuer or any of its Subsidiaries and remain unsatisfied, or the Issuer or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits, or proceedings affecting the Issuer or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $500,000 per judgment, award, order or settlement or $1,000,000 in the aggregate in any twelve-month period, and in the case of any such judgment, order, award or settlement either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) the Issuer or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 30 days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Issuer Party or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Issuer Party or any of its Subsidiaries for a period which materially and adversely affects the ability of such Issuer Party or such Subsidiary to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Issuer or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(p) the loss, suspension or revocation of, or failure to renew, any Gaming Licenses now held or hereafter acquired by the Issuer or any of its Subsidiaries (other than any loss or failure to renew any Gaming Licenses that are no longer reasonably necessary, useful or economically desirable for the business of the Issuer and its Subsidiaries);

(q) the indictment, or the threatened indictment of the Issuer or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Issuer Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(r) any Issuer Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Issuer Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $0; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Issuer Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $0;

(s) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Issuer Party or any of its Subsidiaries by Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $0 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(t) the Issuer or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(u) a Change of Control shall have occurred;

(v) an event or development occurs which could reasonably be expected to result in a Material Adverse Effect;

(w) the Closing Date has not occurred on or prior to August 15, 2008; or

(x) an “event of default” (as defined in the Senior Credit Agreement) occurs;

then, and in any such event, Agent may, and shall at the request of the Required Purchasers, by notice to the Issuer, (i) declare all or any portion of the Notes then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Notes, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Purchase Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Issuer Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Purchase Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.01, without any notice to any Issuer Party or any other Person or any act by any Agent or any Purchaser, all Notes then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Purchase Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Issuer Party.

Section 8.02 Gaming Laws.

(a) Each Issuer Party agrees that, upon the occurrence of and during the continuance of an Event of Default and at the Agent’s request, it will, and will cause each of its Subsidiaries to, cooperate with the Agent and the Required Purchasers with respect to the filing of their applications for approval of, and shall use commercially reasonable efforts to take all other and further actions required by the Agent or Required Purchasers to assist the Agent and the Required Purchasers with obtaining, such Gaming Licenses of the Gaming Authorities with jurisdiction as are necessary for the Agent to operate the businesses of the Issuer and its Subsidiaries or to acquire an interest in any Person holding any such Gaming License pursuant to the applicable Gaming Laws. In the event any or all Issuer Parties or any of their Subsidiaries fails or refuses to cooperate with the Agent in filing such applications, each Issuer Party hereby irrevocably appoints and authorizes the Agent as attorney in fact of such Issuer Party or Parties for the purpose of preparing, signing, filing and prosecuting to final action of the applicable Gaming Authorities any such applications. To enforce the provisions of this Section 8.02, where permitted by relevant Gaming Laws, the Agent (subject to applicable instructions, if any, from the Required Purchasers) also is empowered to request the appointment of a receiver or similar independent person to preserve and operate the business of the Issuer and its Subsidiaries from any court, or if applicable under the Gaming Laws a Gaming Authority, of competent jurisdiction. Such receiver or similar person shall be instructed to seek from the applicable Gaming Authority and any other Governmental Authorities with jurisdiction authorization pursuant to the Gaming Laws to continue operation of the businesses of the Issuer and its Subsidiaries under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the businesses of the Issuer and its Subsidiaries. Each Issuer Party hereby agrees to authorize, and to cause each of its Subsidiaries to authorize, such an authorization pursuant to the Gaming Laws to continue the operation of the businesses of the Issuer and its Subsidiaries upon the request of the receiver so appointed and, if such Issuer Party, or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court. Upon the occurrence and continuance of an Event of Default, each Issuer Party shall further use, and shall cause its Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by this Agreement or the Purchase Documents, including, preparation, execution, and filing with the applicable Gaming Authority and any other Governmental Authorities with jurisdiction of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Issuer and its Subsidiaries under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Collateral. In the event any or all Issuer Parties or their respective Subsidiaries fails or refuses to cooperate with the Agent in filing such applications, each Issuer Party hereby irrevocably appoints and authorizes the Agent as attorney in fact of such Issuer Party or Parties for the purpose of preparing, signing, filing and prosecuting to final action of the applicable Gaming Authorities any such applications. Each Issuer Party acknowledges that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Issuer and its Subsidiaries under the Gaming Licenses or for a transfer of control is integral to the Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by such Issuer Party or its Subsidiaries to comply with the provisions of this Section 8.02 and that such failure would not be adequately compensable in damages, and therefor agree that the agreements contained in this Section 8.02 may be specifically enforced; and

(b) The Agent will timely apply for and receive all required approvals of the applicable Gaming Authority for the sale or other disposition of gaming equipment regulated by the Gaming Laws (including any such sale or disposition of gaming equipment and associated gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Gaming Laws)).

ARTICLE IX

AGENT

Section 9.01 Appointment. Each Purchaser (and each subsequent holder of a Note) hereby irrevocably appoints and authorizes Agent to perform its duties as set forth in this Agreement including: (i) to receive on behalf of each Purchaser all amounts accrued hereunder for the account of the Purchasers and paid to Agent, and to distribute promptly to each Purchaser its applicable Pro Rata Share of all payments so received; (ii) to distribute to each Purchaser copies of all material notices and agreements received by Agent and not required to be delivered to each Purchaser pursuant to the terms of this Agreement, provided that Agent shall not have any liability to the Purchasers for Agent’s inadvertent failure to distribute any such notices or agreements to the Purchasers; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, Conversion Shares, the Warrants and the Warrant Shares and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Purchase Document; (v) to make Agent Advances, for itself or on behalf of the applicable Purchasers as provided in this Agreement or any other Purchase Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Purchasers with respect to the Issuer Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by Agent of the rights and remedies specifically authorized to be exercised by Agent by the terms of this Agreement or any other Purchase Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Purchase Document; and (viii) subject to Section 9.03 of this Agreement, to take such action as Agent deems appropriate on its behalf to administer the

Purchase Documents and to exercise such other powers delegated to Agent by the terms hereof or the other Purchase Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Purchase Documents (including enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers, and such instructions of the Required Purchasers shall be binding upon all Purchasers and all holders of the Notes.

Section 9.02 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Purchase Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or any other Purchase Document a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement or any other Purchase Document, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any other Purchase Document except as expressly set forth herein or therein. Each Purchaser shall make its own independent investigation of the financial condition and affairs of the Issuer Parties in connection with the purchase of the Notes hereunder and shall make its own appraisal of the creditworthiness of the Issuer Parties and the value of the Collateral, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter, provided that, upon the reasonable request of a Purchaser, Agent shall provide to such Purchaser any documents or reports delivered to Agent by the Issuer Parties pursuant to the terms of this Agreement or any other Purchase Document. If Agent seeks the consent or approval of the Required Purchasers to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Purchaser. Agent shall promptly notify each Purchaser any time that the Required Purchasers have instructed Agent to act or refrain from acting pursuant hereto.

Section 9.03 Rights, Exculpation, Etc. Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Purchase Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent (i) may treat the payee of the Note as the owner thereof until Agent receives written notice of the assignment or transfer thereof; (ii) may consult with legal counsel (including counsel to Agent or counsel to the Issuer Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Purchase Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Purchase Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any

Person; (v) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Purchase Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Issuer Party in connection therewith, nor shall Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral. Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Purchaser to whom payment was due but not made, shall be to recover from other Purchasers any payment in excess of the amount which they are determined to be entitled. Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Purchase Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Purchase Documents until it shall have received such instructions from the Required Purchasers. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Purchase Documents in accordance with the instructions of the Required Purchasers.

Section 9.04 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Purchase Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05 Indemnification. To the extent that Agent is not reimbursed and indemnified by any Issuer Party, the Purchasers will reimburse and indemnify Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Purchase Documents or any action taken or omitted by Agent under this Agreement or any of the other Purchase Documents, in proportion to each Purchaser’s Pro Rata Share, including advances and disbursements made pursuant to Section 9.08; provided, however, that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from Agent’s gross negligence or willful misconduct. The obligations of the Purchasers under this Section 9.05 shall survive the payment in full of the Notes and the termination of this Agreement.

Section 9.06 Agent Individually. With respect to its Pro Rata Share of the Notes, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Purchaser or holder of Notes. The terms “Purchasers” or “Required Purchasers” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Purchaser or one of the Required Purchasers. Agent and its Affiliates may lend money to, license intellectual property to or from, and generally engage in any kind of business with any Issuer Party or any Subsidiary or Affiliate of any Issuer Party as if it were not acting as Agent pursuant hereto without any duty to account to the other Purchasers.

Section 9.07 Successor Agent.

(a) Agent may resign from the performance of all its functions and duties hereunder and under the other Purchase Documents at any time by giving at least 30 calendar days prior written notice to the Issuer and each Purchaser. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Purchasers shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Purchase Documents. After Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Purchase Documents.

(c) If a successor Agent shall not have been so appointed within said 30 calendar day period, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Purchasers appoint a successor Agent as provided above.

Section 9.08 Collateral Matters.

(a) Agent may from time to time make such disbursements and advances (“Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Issuer of the Notes, and other Obligations or to pay any other amount chargeable to the Issuer pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 11.04. Agent Advances shall be repayable on demand and be secured by the Collateral. Agent Advances shall constitute Obligations hereunder which may be charged to the Note Account in accordance with Section 3.02. Agent shall notify each Purchaser and the Issuer in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.05, each Purchaser agrees that it shall make available to Agent, upon Agent’s demand, in Dollars in immediately available funds, the amount equal to such Purchaser’s Pro Rata Share of each such Agent Advance. If such funds are not made available to Agent by such Purchaser, Agent shall be entitled to recover such funds on demand from such Purchaser, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent, at the Interest Rate.

(b) The Purchasers hereby irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor or any Lien granted to or held by Agent upon any Collateral: (i) upon payment in full in cash of all Obligations (other than contingent obligations; (ii) as permitted under the Purchase Documents; (iii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Purchase Documents; (iv) constituting property in which the Issuer Parties owned no interest at the time the Lien was granted or at any time thereafter; or (v) if approved, authorized or ratified in writing by the Purchasers.

(c) Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Purchasers (as set forth in Section 9.08(b)), each Purchaser agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under Section 9.08(b). Upon receipt by Agent of confirmation from the Purchasers of its authority to release any particular item or types of Collateral, and upon prior written request by any Issuer Party, Agent shall (and is hereby irrevocably authorized by the Purchasers to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of itself and the Purchasers upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations, the Conversion Shares, the Warrants, the Warrant Shares or rights arising thereunder or any Lien upon (or obligations of any Issuer Party in respect of) all interests in the Collateral retained by any Issuer Party.

(d) Agent shall have no obligation whatsoever to any Purchaser to assure that the Collateral exists or is owned by the Issuer Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to Agent pursuant to this Agreement or any other Purchase Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 9.08 or in any other Purchase Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Purchasers and that Agent shall have no duty or liability whatsoever to any other Purchaser, except as otherwise provided herein.

Section 9.09 Agency for Perfection. Each Purchaser hereby appoints Agent and each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Purchaser hereby acknowledges that it holds possession or control of any such Collateral for the benefit of Agent as secured party. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions. Each Issuer Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE X

GUARANTY

Section 10.01 Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Issuer now or hereafter existing under any Purchase Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Issuer, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by Agent or the Purchasers (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Issuer to Agent or the Purchasers under any Purchase Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Issuer Party.

Section 10.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Purchase Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent, the Purchasers with respect thereto. Each Guarantor agrees that this Article constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by Agent or any Purchaser to any Collateral. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Issuer Party or whether any Issuer Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Purchase Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Purchase Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Issuer Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, Agent or any Purchaser;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Issuer Party; or

(f) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by Agent or the Purchasers that might otherwise constitute a defense available to, or a discharge of, any Issuer Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent, the Purchasers, or any other Person upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

Section 10.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that Agent or the Purchasers exhaust any right or take any action against any Issuer Party or any other Person or any Collateral, (iii) any right to compel or direct Agent or any Purchaser to seek payment or recovery of any amounts owed under this Article from any one particular fund or source or to exhaust any right or take any action against any other Issuer Party, any other Person or any Collateral, (iv) any requirement that Agent or any Purchaser protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Issuer Party, any other Person or any Collateral, and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor agrees that Agent and the Purchasers shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 10.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made and any Obligations under the Warrants and the Registration Rights Agreement) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Agent and the Purchasers and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Purchaser may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Notes) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Purchaser herein or otherwise, in each case as provided in Section 11.07.

Section 10.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Issuer Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and the Purchasers against any Issuer Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Issuer Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Maturity Date, such amount shall be held in trust for the benefit of Agent and the Purchasers and shall forthwith be paid to Agent and the Purchasers to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to Agent and the Purchasers of all or any part of the Guaranteed Obligations, and (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash, Agent and the Purchasers will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 10.06 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Issuer owing to such Guarantor (including, without limitation, any obligations or indebtedness pursuant to any intercompany notes), whether now existing or hereafter arising, including but not limited to any obligation of the Issuer to such Guarantor as subrogee of Agent or the Purchasers or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If Agent so requests, any such obligation or indebtedness of the Issuer to such Guarantor shall be enforced and performance received by such Guarantor as trustee for Agent and Purchasers and the proceeds thereof shall be paid over to Agent and the Purchasers on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 10.07 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any Insolvency Proceeding commenced by or against any Guarantor or the Issuer, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by Agent.

Section 10.08 Condition of Issuer. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Issuer and any other Guarantor such information concerning the financial condition, business and operations of the Issuer and any such other Guarantor as it requires, and that none of Agent or the Purchasers has any duty, and such Guarantor is not relying on Agent or the Purchasers at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Issuer or any other Guarantor (such Guarantor waiving any duty on the part of Agent or the Purchasers to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Issuer Party, at the following address:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

920 Pilot Road

Las Vegas, NV 89119

Attention:	Chief Financial Officer
Telephone:	(702) 896-3890
Telecopier:	(702) 263-1661

with a copy to:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

920 Pilot Road

Las Vegas, NV 89119

Attention:	General Counsel
Telecopier:	(702) 263-1661

if to Agent, to it at the following address:

INTERNATIONAL GAME TECHNOLOGY

9295 Prototype Drive

Reno, Nevada 89521

Attention:	Daniel R. Siciliano,
Chief Accounting Officer and Treasurer
Telecopier:	(775) 448-0120

with a copy to:

INTERNATIONAL GAME TECHNOLOGY

9295 Prototype Drive

Reno, Nevada 89521

Attention:	General Counsel
Telecopier:	(775) 448-0120

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery.

Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Purchase Document, and no consent to any departure by any Issuer Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Purchasers or by Agent with the consent of the Required Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (a) reduce the principal of, or interest on, the Notes payable to any Purchaser, reduce the amount of any fee payable for the account of any Purchaser, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Notes payable to any Purchaser, or otherwise modify or amend the Notes held by such Purchaser, in each case without the written consent of any Purchaser affected thereby, (b) change the percentage of the aggregate unpaid principal amount of the Notes that is required for the Purchasers or any of them to take any action thereunder, (c) amend the definition of “Required Purchasers” or “Pro Rata Share” without the written consent of each Purchaser, (d) except as otherwise provided in this Agreement and the other Purchase Documents, release all or a substantial portion of the Collateral, subordinate any Lien granted in favor of Agent for the benefit itself and the Purchasers (except pursuant to the Subordination Agreement), or release the Issuer or any Guarantor without the written consent of each Purchaser, or (e) amend, modify or waive Section 3.04 or this Section 11.02 of this Agreement without the written consent of each Purchaser. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent (but not in its capacity as a Purchaser) under this Agreement or the other Purchase Documents.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder or under any other Purchase Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Purchase Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of Agent and the Purchasers provided herein and in the other Purchase Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Agent and the Purchasers under any Purchase Document against any party thereto are not conditional or contingent on any attempt by Agent and the Purchasers to exercise any of their rights under any other Purchase Document against such party or against any other Person.

Section 11.04 Expenses; Taxes; Attorneys’ Fees. The Issuer will pay on demand, all costs and expenses incurred by or on behalf of Agent (and, in the case of clauses (b) through (m) below, each Purchaser), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for Agent (and, in the case of clauses (b) through (m) below, each Purchaser), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Purchase Documents (including the preparation of any additional Purchase Documents pursuant to Section 6.01(b) or the review of any of the agreements, instruments and documents referred to in Section 6.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Purchase Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Purchasers’ rights under this Agreement or the other Purchase Documents, (d) the defense of any claim or action asserted or brought against Agent or any Purchaser by any Person that arises from or relates to this Agreement, any other Purchase Document, Agent’s or the Purchasers’ claims against any Issuer Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Purchase Document, (f) the filing of any petition, complaint, answer, motion or other pleading by Agent or any Purchaser, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Purchase Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Purchase Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Purchase Document, (i) any attempt to collect from any Issuer Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Issuer Party or any Subsidiary of any Issuer Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present or arising out of any Issuer Party of the operations of any facility owned or operated by any Issuer Party or any Subsidiary or Affiliates of any Issuer Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by Agent or any Purchaser of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Purchase Document: (x) the Issuer agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Agent or any Purchaser to be payable in connection with this Agreement or any other Purchase Document, and the Issuer agrees to save Agent and each Purchaser harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Issuer agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Purchase Documents, and (z) if the Issuer fails to perform any covenant or agreement contained herein or in any other Purchase Document, Agent may itself perform or cause performance of such covenant or agreement, and the expenses of Agent incurred in connection therewith shall be reimbursed on demand by the Issuer.

Section 11.05 Right of Set-off.

(a) Each Purchaser agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so upon the written request of Agent, set off against the Obligations, any amounts owing by such Purchaser to Issuer. Each Purchaser further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Purchaser shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Purchaser from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Purchaser’s ratable portion of all such distributions by Agent, such Purchaser promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Purchasers and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Purchasers so that such excess payment received shall be applied ratably as among the Purchasers in accordance with their Pro Rata Share; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments.

(a) This Agreement and the other Purchase Documents shall be binding upon and inure to the benefit of each Issuer Party and Agent and each Purchaser and their respective successors and assigns; provided, however, that none of the Issuer Parties may assign or transfer any of its rights hereunder or under the other Purchase Documents without the prior written consent of each Purchaser and any such assignment without the Purchasers’ prior written consent shall be null and void.

(b) Subject to compliance with any applicable securities laws, each Purchaser may sell, assign or otherwise transfer all or any portion of such Purchaser’s Note or a portion of its rights and obligations under its Note and this Agreement.

(c) An assigning Purchaser of a Note, or any rights or obligations thereunder, and the assignee thereof confirm to and agree with each other and the other parties hereto as follows: (i) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Purchase Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Purchase Document furnished pursuant hereto; (ii) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Issuer Party or any of its Subsidiaries or the performance or observance by any Issuer Party of any of its obligations under this Agreement or any other Purchase Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Purchase Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision; (iv) such assignee will, independently and without reliance upon the assigning Purchaser, Agent or any Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Purchase Documents; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Purchase Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; (vi) such assignor makes the representations set forth in Section 11.21 hereof as of the date of such assignment, and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Purchase Documents are required to be performed by it as a Purchaser. For the avoidance of doubt, it is understood and agreed that no assignment by IGT to any assignee shall effectuate an assignment of any of IGT’s rights or interests in the Warrants.

(d) Each Purchaser acknowledges and agrees that by virtue of the provisions of the Notes, this Section 11.07 and Section 11.16, following conversion or redemption of any portion of the Notes, the outstanding principal amount of any Note may be less than the principal amount stated on the face hereof. Accordingly, each Note will bear the following legend:

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(e). THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(e).

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Purchase Document mutatis mutandis.

Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER PURCHASE DOCUMENT IN RESPECT OF SUCH OTHER PURCHASE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER PURCHASE DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEVADA IN THE COUNTY OF WASHOE OR OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER PURCHASE DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH PARTY, C/O THE ISSUER, AT THE ISSUER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT AND THE PURCHASERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN

ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS.

Section 11.11 WAIVER OF JURY TRIAL, ETC. EACH PARTY, AGENT AND EACH PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER PURCHASE DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY PURCHASER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND THE PURCHASERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by Agent and Purchasers. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of Agent or any Purchaser shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Issuer Party is a party and to which Agent or any Purchaser has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by Agent or such Purchaser, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon Agent or any Purchaser for repayment or recovery of any amount or amounts received by Agent or such Purchaser in payment or on account of any of the Obligations, Agent or such Purchaser shall give prompt notice of such claim to each Purchaser and the Issuer, and if Agent or such Purchaser repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Purchaser or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by Agent or such Purchaser with any such claimant, then and in such event each Issuer Party agrees that

(A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Purchase Documents or the termination of this Agreement or the other Purchase Documents, and (B) it shall be and remain liable to Agent or such Purchaser hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Purchaser.

Section 11.15 Indemnification. In addition to each Issuer Party’s other obligations under this Agreement, each Issuer Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless Agent, each Purchaser and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Purchase Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) Agent’s or any Purchaser’s furnishing of funds to the Issuer under this Agreement or the other Purchase Documents, including the management of the Notes, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Purchase Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Purchase Documents, (iv) a Gaming Authority suspending, revoking, finding a violation of, or otherwise adversely affecting a Gaming License held by the Issuer Parties or any Affiliates thereof, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Issuer Parties shall not have any obligation to any Indemnitee under this Section 11.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Note Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Issuer Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Purchase Documents.

Section 11.16 Binding Effect. This Agreement shall become effective when it shall have been executed by each Issuer Party, Agent and each Purchaser and thereafter shall be binding upon and inure to the benefit of each Issuer Party, Agent and each Purchaser, and their respective successors and assigns, except that the Issuer Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Purchaser.

Section 11.17 Interest. It is the intention of the parties hereto that Agent and each Purchaser shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Purchase Document would be usurious as to Agent or any Purchaser under laws applicable to it (including the laws of the United States of America and the

State of New York or any other jurisdiction whose laws may be mandatorily applicable to Agent or such Purchaser notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Purchase Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Agent or any Purchaser that is contracted for, taken, reserved, charged or received by Agent or such Purchaser under this Agreement or any other Purchase Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the Highest Lawful Rate, any excess shall be canceled automatically and if theretofore paid shall be credited by Agent or such Purchaser on the principal amount of the Obligations owed to Agent or such Purchaser as applicable (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Agent or such Purchaser, as applicable, to the Issuer); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Agent or any Purchaser may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Agent or such Purchaser, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Agent or such Purchaser, as applicable, on the principal amount of the Obligations owed to Agent or such Purchaser as applicable (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Agent or such Purchaser, as applicable, to the Issuer). All sums paid or agreed to be paid to Agent or any Purchaser for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Agent or such Purchaser, be amortized, prorated, allocated and spread throughout the full term of the Notes until payment in full so that the rate or amount of interest on account of the Notes hereunder does not exceed the Highest Lawful Rate. If at any time and from time to time (i) the amount of interest payable to Agent or any Purchaser on any date shall be computed at the Highest Lawful Rate applicable to Agent or such Purchaser pursuant to this Section 11.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Agent or such Purchaser would be less than the amount of interest payable to Agent or such Purchaser computed at the Highest Lawful Rate applicable to Agent or such Purchaser, then the amount of interest payable to Agent or such Purchaser in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Agent or such Purchaser until the total amount of interest payable to Agent or such Purchaser shall equal the total amount of interest which would have been payable to Agent or such Purchaser if the total amount of interest had been computed without giving effect to this Section 11.17. For purposes of this Section 11.17, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Issuer, on the one hand, and Agent and the Purchasers, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.18 Confidentiality. Agent and each Purchaser agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Issuer Parties pursuant to this Agreement or the other Purchase Documents which is identified in writing by the Issuer Parties as being confidential at the time the same is delivered to such Person, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for Agent or any Purchaser, (iii) to examiners, auditors, or accountants, (iv) in connection with any litigation to which Agent or any Purchaser is a party or (v) to any assignee (or prospective assignee) so long as such assignee (or prospective assignee) first agrees to be bound by confidentiality provisions similar in substance to this Section 11.18. Agent and each Purchaser agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Issuer Parties informed of such request or identification; provided that each Issuer Party acknowledges that Agent and each Purchaser may make disclosure as required or requested by any Governmental Authority or representative thereof and that Agent and each Purchaser may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. The foregoing restrictions with respect to non-public material confidential information shall not apply to any information that (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party in breach of this Agreement; (b) was available to the receiving party on a non-confidential basis prior to disclosure by the Issuer Party; (c) becomes lawfully available to the receiving party on a non-confidential basis from a source other than an Issuer Party, provided that such source is not known by the receiving party to be subject to a confidentiality obligation in favor of such Issuer Party; (d) is developed independently by the receiving party without use of any material non-public information supplied to it by an Issuer Party or (e) an Issuer Party has expressly authorized the receiving party to use or disclose.

Section 11.19 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 11.20 Integration. This Agreement, together with the other Purchase Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Effective Date.

Section 11.21 USA Patriot Act. Each Purchaser that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, together with the rules and regulations promulgated thereunder, the “Patriot Act”) hereby notifies the Issuer Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Issuer Parties, which information includes the name and address of the Issuer Parties and other information that will allow such Purchaser to identify the Issuer Parties in accordance with the Patriot Act. Each Issuer Party agrees to take such action and execute, acknowledge and deliver, and cause each of its

Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as any Purchaser may reasonably require from time to time in order to enable such Purchaser to comply with the Patriot Act.

Section 11.22 Purchaser Representations. Each Purchaser, severally and not jointly, represents and warrants to the Issuer, as of the Effective Date and as of the Closing that the following statements are true and correct:

(a) Incorporation and Standing. Purchaser is a corporation (or similar entity) duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. The Agent’s principal place of business is Reno, Nevada. Such Purchaser’s principal place of business is set forth on Schedule 1.01.

(b) Authorization; Enforcement. This Agreement and the other Purchase Documents to which Purchaser is a party have been duly and validly authorized, and have been or will be, executed and delivered on behalf of Purchaser and are, or will be upon execution and delivery, valid and binding agreements of Purchaser enforceable in accordance with their respective terms, except to the extent that such validity or enforceability may be subject to or affected by any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights or remedies of creditors generally, or by other equitable principles of general application.

(c) Investment Purpose. Purchaser is purchasing the Securities for Purchaser’s own account for investment only and not with a view toward or in connection with the public sale or distribution thereof. Purchaser will not, directly or indirectly, offer, sell, pledge or otherwise transfer its Securities or any interest therein except pursuant to transactions that are exempt from the registration requirements of the Securities Act and sales registered under the Securities Act. Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Issuer has no present intention of registering any such Securities other than as contemplated by the Registration Rights Agreement.

(d) Accredited Investor Status. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(e) Reliance on Exemptions. Purchaser understands that the Securities are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Securities.

(f) Information. Purchaser understands that Purchaser’s investment in the Securities involves a high degree of risk, including without limitation the risks and uncertainties disclosed in the SEC Documents.

(g) Governmental Review. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(h) Rule 144. Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Purchaser acknowledges that it is familiar with Rule 144, and that Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Purchaser understands that to the extent that Rule 144 is not available, Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

Section 11.23 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of the Issuer and the Agent; or (b) at any time prior to the Closing, by the Agent for any reason whatsoever, or for no reason, as determined by the Agent in its sole and absolute discretion, including, without limitation, if a condition to the Closing has not been satisfied or waived, or if the Agent determines in its sole and absolute discretion that a condition to the Closing Date is incapable of being satisfied prior to August 15, 2008. Notwithstanding the foregoing, Section 11.15 shall survive any such termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ISSUER:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President and Chief Executive Officer

GUARANTORS:

PGIC NV, a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

MGC, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

PROGRESSIVE GAMES, INC., a Delaware corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

GAMES OF NEVADA, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

[Signature Page to Note and Warrant Purchase Agreement]

VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

PRIMELINE GAMING TECHNOLOGIES, INC., a California corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

MIKOHN INTERNATIONAL, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

MIKOHN HOLDINGS, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

ENDX INC. (USA), a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

AGENT AND PURCHASER:

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ Daniel R. Siciliano
Name:	Daniel R. Siciliano
Title:	CAO/Treasurer

[Signature Page to Note and Warrant Purchase Agreement]